UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.           )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
DEL MONTE FOODS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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DEL MONTE FOODS COMPANY
One Market @ The Landmark
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 21, 2006
Dear Stockholder:
           You are invited to attend the Annual Meeting of Stockholders of Del Monte Foods Company, a Delaware corporation (the “Company”). The annual meeting will be held on Thursday, September 21, 2006 at 10:00 a.m. Pacific Time at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105 for the following purposes:

1.	To elect three Class III directors to hold office for a three-year term;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditors for its fiscal year ending April 29, 2007; and

3.	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.
           These items of business are more fully described in the Proxy Statement accompanying this Notice.
           YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE OTHER PROPOSAL OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.
           The record date for the Annual Meeting of Stockholders is August 3, 2006. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

James Potter
General Counsel and Secretary
San Francisco, California
August 9, 2006
           You are invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder of your shares.

DEL MONTE FOODS COMPANY
One Market @ The Landmark
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
Questions and Answers About This Proxy Material and Voting
Why am I receiving these materials?
           We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Del Monte Foods Company (sometimes referred to as the “Company” or “Del Monte”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders and at any adjournment or postponement thereof. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
           The Company intends to mail this proxy statement and accompanying proxy card on or about August 10, 2006 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
           Only stockholders of record at the close of business on August 3, 2006 will be entitled to vote at the annual meeting. On this record date, there were 200,557,100 shares of common stock outstanding and entitled to vote.
           Stockholder of Record: Shares Registered in Your Name
           If on August 3, 2006 your shares were registered directly in your name with the Company’s transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
           Beneficial Owner: Shares Registered in the Name of a Broker or Bank
           If on August 3, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
           There are two matters scheduled for a vote:

•	Election of three Class III directors to hold office for a three-year term; and

•	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for its fiscal year ending April 29, 2007.

How do I vote?
           You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
           Stockholder of Record: Shares Registered in Your Name
           If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot during the meeting.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
           Beneficial Owner: Shares Registered in the Name of Broker or Bank
           If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Del Monte. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
How many votes do I have?
           On each matter to be voted upon, you have one vote for each share of common stock you own as of August 3, 2006.
What if I return a proxy card but do not make specific choices?
           If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of KPMG LLP, an independent registered public accounting firm, as independent auditors of Del Monte for its fiscal year ending April 29, 2007. The Company does not expect that any matters other than the election of directors and other proposal described herein will be brought before the annual meeting. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
           We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may retain the services of Georgeson Inc. in connection with soliciting proxies for the Annual Meeting of Stockholders for an estimated fee of $12,500 to $15,000, plus appropriate out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
           If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
           Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.
Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.
When are stockholder proposals due for next year’s annual meeting?
           To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s annual meeting, your proposal must be submitted in writing by April 12, 2007, to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.
           In accordance with the Company’s Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the 2007 annual meeting or, if the 2007 annual meeting date has not been designated at least 105 days before such annual meeting, then no later than 15 days after the designation of the annual meeting date. The Company currently anticipates that the 2007 Annual Meeting of Stockholders will be held on September 27, 2007 and accordingly such proposals or nominations must be received by the Corporate Secretary no later than June 29, 2007 and no earlier than May 30, 2007. Without limiting the Company’s ability to apply the advance notice provisions in the Company’s Bylaws with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting of stockholders, the Company’s management will have discretionary authority to vote all shares for which it has proxies using its best judgment with respect to any matter received after June 29, 2007, which may be in opposition to the matter.
           A submission by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws. If you would like a copy of Del Monte’s current Bylaws, please write to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Del Monte’s current Bylaws may also be found on the Company’s web site at www.delmonte.com.
How are votes counted?
           Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to the proposal other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Discretionary authority is allowed for both Proposal 1 and Proposal 2. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal 2, the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditors of the Company for its fiscal year ending April 29, 2007 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
           A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and voting at the annual meeting. On the record date, there were 200,557,100 shares outstanding and entitled to vote. Thus, 100,278,551 shares must be represented by proxy or by stockholders present and voting at the annual meeting to have a quorum.
           Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.
How can I find out the results of the voting at the annual meeting?
           Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Del Monte’s Quarterly Report on Form 10-Q for the second quarter of its 2007 fiscal year.

Proposal 1
Election of Directors
           Del Monte’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until such director’s successor is elected and qualified or until such director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.
           The Board of Directors presently has eight members. There are three directors in Class III, which is the class whose term of office expires in 2006. Each of the nominees for election to this class is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Mr. Armacost and Mr. Martin were appointed to the Board of Directors in December 2002 following Del Monte’s acquisition of certain businesses of H.J. Heinz Company and at that time were designees of H.J. Heinz approved by Del Monte pursuant to the terms of the acquisition. Mr. Wolford has been a member of the Board of Directors since April 1997, when Mr. Wolford was appointed to the Board of Directors following the recapitalization of Del Monte led by Texas Pacific Group. Mr. Wolford continued on the Board of Directors following Del Monte’s acquisition of certain businesses of H.J. Heinz and at that time was a designee of Del Monte approved by H.J. Heinz pursuant to the terms of the acquisition. If elected at the annual meeting, each of these nominees would serve until the 2009 annual meeting and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.
           Due to the resignation of Mr. Gerald E. Johnston from the Board of Directors effective June 29, 2006, there is currently a vacancy among the Class II directors of the Company. The Nominating and Corporate Governance Committee of the Board of Directors has not yet identified a new candidate to recommend to the stockholders in accordance with its Statement of Policies and Procedures for Identifying, Evaluating and Recommending Nominees for Election to the Board of Directors. Accordingly, the Company is not seeking to fill this vacancy at the 2006 Annual Meeting of Stockholders and the proxies solicited hereby may not be voted for more than three persons, in light of the three nominees for election as Class III directors. The Nominating and Corporate Governance Committee expects to review the size and composition of the Board of Directors to determine whether to recommend that the size of the Board be reduced to eight members or that the vacancy be filled. If the vacancy is not eliminated through a reduction in the size of the Board, the vacant seat on the Board of Directors will be filled after the 2006 Annual Meeting of Stockholders once an appropriate candidate has been identified and recommended by the Nominating and Corporate Governance Committee and acted upon by the Board of Directors.
           The following is a brief biography of each nominee and each current director, including each director whose term will continue after the 2006 Annual Meeting of Stockholders.
Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting
Samuel H. Armacost
Mr. Armacost became a director of Del Monte in December 2002. Mr. Armacost has served as Chairman of the board of directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998. He was a Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986. Mr. Armacost also serves as a director of ChevronTexaco Corp., Exponent, Inc., Callaway Golf Company and Franklin Resources, Inc. Mr. Armacost is 67.

Terence D. Martin
Mr. Martin became a director of Del Monte in December 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of the Quaker Oats Company from 1998 to 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995, and served as Treasurer from 1988 to 1991. Mr. Martin is 63.
Richard G. Wolford
Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford is 61.
The Board of Directors Recommends
a Vote in Favor of Each Named Nominee.
Directors Continuing in Office Until the 2007 Annual Meeting
Victor L. Lund
Mr. Lund became a director of Del Monte in March 2005. Mr. Lund served as Vice-Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board and Chief Executive Officer of American Stores Company prior to its acquisition by Albertson’s in June 1999. He also served as President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. Most recently, from May 2002 to December 2004, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc. a long-term health care services company. Mr. Lund also currently serves on the boards of Borders Group, Inc., NCR Corporation and Service Corporation International. Mr. Lund is 58.
Joe L. Morgan
Mr. Morgan became a director of Del Monte in December 2002. Mr. Morgan has been a baseball broadcaster and analyst for ABC, NBC and ESPN since 1985. From 1987 to 1998, he was President and Chief Executive Officer of Joe Morgan Beverage Company. Mr. Morgan was an Owner-Operator of three Wendy’s franchises from 1985 to 1988. In 1963, Mr. Morgan began his professional baseball career which culminated in his election to the Baseball Hall of Fame in 1990, five years after his retirement as a player. Mr. Morgan is 62.
David R. Williams
Mr. Williams became a director of Del Monte in December 2002 and was Executive Vice President of H.J. Heinz Company from July 2002 to September 2002. Prior to such time, he was Heinz’s Executive Vice President and President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India, from August 2000 to July 2002 and Executive Vice President-Asia from June 1996 to August 2000. Mr. Williams, a former director of Heinz, retired from the Heinz board of directors in September 2002. In March 2006, Mr. Williams became Executive Chairman of MW Brands SAS, a privately-held French company in the seafood business, and in September 2005 became Chairman of Bapco Closures Ltd., a privately-held U.K. company in the innovative packaging business. Mr. Williams also serves on the board of KCRS Inc. and on the European Mergers and Acquisitions Advisory Board of Lehman Brothers. Mr. Williams is 63.

Directors Continuing in Office Until the 2008 Annual Meeting
Timothy G. Bruer
Mr. Bruer became a director of Del Monte in August 1997. In March 2004, Mr. Bruer became Chief Executive Officer of Shadewell Grove Foods, Inc., a marketer and distributor of premium cookies. Shadewell Grove Foods, Inc. is the successor company to Nonni’s Food Co., Inc., where he had served as Chief Executive Officer since December 1998. In April 2005, Mr. Bruer also began serving as Chief Executive Officer of Genisoy Food Co. Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods, Inc. from May 1997 to September 1998. Mr. Bruer is 49.
Mary R. Henderson
Ms. Henderson became a director of Del Monte in December 2002. Ms. Henderson serves as an independent consultant to the consumer and packaged goods industries. She was Corporate Vice President, Global Core Business Development for Bestfoods, Inc. from 1999 until December 2000. Ms. Henderson previously served as President of Bestfoods Grocery from 1997 to 1999, and President of Bestfoods Specialty Markets from 1993 to 1997. She also serves as a director of Royal Dutch Shell plc, AXA Financial, Inc. and Pactiv Corporation. Ms. Henderson is 56.
Independence Under Del Monte’s Corporate Governance Guidelines
           Under the Company’s Corporate Governance Guidelines, a director is currently considered “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Del Monte (directly or as a partner, stockholder or officer of an organization that has a relationship with Del Monte). The Board of Directors has established the following guidelines to assist its determination of independence:

•	At least three years have elapsed since the director was employed by Del Monte (including any subsidiary) or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte. Employment as an interim Chairperson or as an interim CEO will not disqualify a director from being considered independent following that employment.

•	At least three years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-professional capacity not involving Del Monte’s business).

•	At least three years have elapsed since the director or someone in his or her immediate family was employed as an executive officer of another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

•	At least three years have elapsed since the director, or someone in his or her immediate family, has had a personal services or consulting contract with or otherwise received direct compensation from Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del Monte.

•	The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a partner, stockholder or officer of another company, own or control more than five percent of Del Monte’s common stock.

•	Neither the director nor any of his or her immediate family members will receive any payment (including political contributions) from Del Monte, other than for service as a member of the board or a committee of the board, exceeding $60,000 during the current year.

•	The director is not a partner in, or a controlling stockholder or executive officer of, and no member of the director’s immediate family is an executive officer of, any for profit or not-for-profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) for property or services in an amount that exceeds the greater of, two percent (2%) of the organization’s consolidated gross revenues or $1,000,000, in the current fiscal year or in any of the past three years.

•	The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a party and involving an amount exceeding $60,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a).

•	The director is not an executive officer or holder of more than ten percent (10%) of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(b) unless the Board determines that such holdings and relationship do not impair the director’s independence.

           In September 2005, following the 2005 Annual Meeting of Stockholders, the Board applied the foregoing standards to the nine directors who were then members of the Board of Directors. Based upon such evaluations, the Board affirmatively determined that each of Messrs. Armacost, Bruer, Johnston, Lund, Martin, Morgan, and Williams and Ms. Henderson were “independent” within the Corporate Governance Guidelines. Mr. Wolford is considered an “inside” director because of his employment as Chairman of the Board, President and Chief Executive Officer of the Company. Questionnaires are sent periodically to the directors regarding matters that might affect their independence so that, if necessary, such changes in circumstance may be evaluated by the Board of Directors.
Board Meetings and Committees
           The Board of Directors of Del Monte Foods Company held seven meetings during the fiscal year ended April 30, 2006 and acted by unanimous written consent once. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
           During the fiscal year ended April 30, 2006, each incumbent member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Mr. Gerald E. Johnston, who resigned from the Board in June 2006 and is consequently no longer a member of the Board of Directors, did not attend 75% or more of the aggregate of the meetings of the Board of Directors and of the committee on which he served, held during the period for which he was a director or committee member.
           As required under NYSE listing standards and the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Company’s independent directors include all non-management directors of the Company. During fiscal 2006, the Chairperson of the Nominating and Corporate Governance Committee presided over these executive sessions.

           The following table provides a summary of the membership of each of the standing committees of the Board of Directors during the fiscal year ended April 30, 2006.

Nominating and
Corporate
Name	Audit	Compensation	Governance

Samuel H. Armacost		Chair
Timothy G. Bruer	Member
Mary R. Henderson			Chair
Gerald E. Johnston(1)		Member
Victor L. Lund			Member
Terence D. Martin	Chair	Member
Joe L. Morgan			Member
David R. Williams(2)	Member	Alternate	Member
Richard G. Wolford

(1)	Mr. Johnston resigned from the Board of Directors effective June 29, 2006.

(2)	Mr. Williams was designated as an alternate member of the Compensation Committee on March 16, 2006 following reports that Gerald E. Johnston, then a director of the Company and member of the Compensation Committee, had suffered a heart attack. In connection with such appointment, Mr. Williams was excused from service on the Nominating and Corporate Governance Committee until such time as he no longer serves as an alternate member of the Compensation Committee.
Audit Committee
           The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee:

•	Generally oversees the disclosure controls and procedures and the internal controls and procedures established by the Company to provide full, fair, accurate, timely and understandable disclosure in its periodic reports and proxy statements;

•	Reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Reviews the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discusses with management and the independent auditors the Company’s accounting principles, critical accounting estimates and other matters that could have a significant impact on the Company’s financial statements;

•	Discusses with management and the independent auditors the results of the annual integrated audit as well as the Company’s annual and quarterly financial statements; and

•	Oversees the internal audit department.
           The Audit Committee is also responsible for periodically reviewing and approving updates to the Company’s Standards of Business Conduct as well as the Company’s performance relative to such Standards. The Audit Committee has sole authority to grant waivers to directors and executive officers relating to the Company’s Standards of Business Conduct.

           The Audit Committee is responsible for interacting directly with and evaluating the Company’s independent auditors. With respect to the independent auditors, the Audit Committee:

•	Evaluates the performance of and assesses the qualifications of the independent auditors;

•	Determines the engagement of the independent auditors;

•	Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	Monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; and

•	Reviews and approves the retention of the independent auditors to perform any proposed audit or lawfully permitted non-audit services.
           In connection with approving services by the Company’s independent auditors as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services. See “Proposal 2 — Ratification of Appointment of Independent Auditors — Policies and Procedures Relating to Approval of Services by Auditors” for a discussion thereof.
           The Audit Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s Charter, which is available on the Company’s web site at www.delmonte.com. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has such required procedures in place.
           Three directors currently comprise the Audit Committee: Messrs. Bruer, Martin, and Williams. Mr. Martin currently serves as the Chair of the Audit Committee. The Audit Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the meaning of the Company’s Corporate Governance Guidelines, the Audit Committee’s Charter, Section 303A.02 of the NYSE listing standards and Rule 10A(m)(3) of the Securities Exchange Act of 1934, as amended.
           Each member of the Audit Committee is financially literate. Additionally, the Board of Directors has determined that Mr. Martin qualifies as an “audit committee financial expert” as such term is defined in Item 401(h)(2) of the Securities and Exchange Commission’s Regulation S-K and is “independent” within the meaning of Section 303A.02 of the NYSE listing standards. The Board made a qualitative assessment of Mr. Martin’s level of knowledge and experience based on a number of factors, including his experience as a corporate financial officer. The members of our Audit Committee do not currently serve on the audit committee of any other public company; accordingly, each member complies with the Company’s Corporate Governance Guidelines which restrict Audit Committee members from simultaneously serving on the audit committees of more than three public companies (including the Company), without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on the Audit Committee.
           The Audit Committee met seven times during the fiscal year ended April 30, 2006 and acted by unanimous written consent three times. Additionally, pursuant to authority delegated to him by the Audit Committee, Mr. Martin acted by written consent one time in order to approve certain services to be provided by KPMG LLP, the Company’s independent auditors. For additional information regarding the activities of the Audit Committee during fiscal 2006, please see the “Report of the Audit Committee of the Board of Directors.”

Compensation Committee
           The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. In this regard, the Compensation Committee:

•	Reviews and approves the philosophy for compensation of the Company’s executives and other employees;

•	Establishes or recommends compensation plans and programs for senior executives and other employees;

•	Reviews the adequacy of such plans and programs;

•	Reviews and evaluates the performance of the Company’s Chief Executive Officer;

•	Reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and named executive officers;

•	Reviews and monitors management development and succession plans; and

•	Administers the Company’s incentive and equity-based plans and programs.
The Company also has a stock option committee consisting of the Company’s Chairman of the Board that may award stock options to employees who hold positions below the level of senior vice president.
           The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s duties and responsibilities, please refer to the Compensation Committee’s Charter, which is available on the Company’s web site at www.delmonte.com.
           Three directors currently comprise the Compensation Committee: Messrs. Armacost and Martin and Mr. Williams who serves as an alternate member. During fiscal 2006, Mr. Johnston, who resigned from the Board in June 2006, also served on the Compensation Committee. Mr. Armacost currently serves as the Chair of the Compensation Committee. The Compensation Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Compensation Committee’s Charter and Section 303A.02 of the NYSE listing standards, as well as the “non-employee director” standard within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
           The Compensation Committee met five times during the fiscal year ended April 30, 2006. Additionally the Compensation Committee acted by unanimous written consent one time. For additional information regarding the activities of the Compensation Committee during fiscal 2006, please see the “Report of the Compensation Committee of the Board of Directors.”
Nominating and Corporate Governance Committee
           The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the performance of the Board of Directors and its committees and developing the Company’s policies relating to corporate governance. In this regard, the Nominating and Corporate Governance Committee:

•	Considers and recommends Board size and composition, taking into account important competencies;

•	Oversees the annual evaluation of the Board of Directors and its standing committees;

•	Evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders and the persons to be appointed to the Board by the Board of Directors;

•	Evaluates and recommends those directors to be appointed to the various standing Board committees;

•	Recommends the responsibilities of these committees; and

•	Periodically reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines.
For a discussion of the Nominating and Corporate Governance Committee’s processes and criteria used in evaluating and recommending to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders (or, in the event of a vacancy to be filled by the Board, appointed to the Board), please see “Proposal 1 — Election of Directors — Corporate Governance — Nomination Process.”
           The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Nominating and Corporate Governance Committee’s Charter is available on the Company’s web site at www.delmonte.com.
           Four directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Lund and Morgan, Mr. Williams (who, since his March 16, 2006 appointment as an alternate member of the Compensation Committee, is excused from service for so long as he serves on the Compensation Committee) and Ms. Henderson. Ms. Henderson currently serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s Charter and Section 303A.02 of the NYSE listing standards.
           The Nominating and Corporate Governance Committee met four times during the fiscal year ended April 30, 2006.
Compensation Committee Interlocks and Insider Participation
           As noted previously, the Compensation Committee of the Board of Directors is currently composed of Messrs. Armacost and Martin with Mr. Williams serving as an alternate. Additionally, Mr. Gerald E. Johnston served on the Compensation Committee during fiscal 2006. During fiscal 2006 there were no relationships involving the members of the Compensation Committee or the executive officers of Del Monte that would be required to be disclosed under Item 402(j) of Regulation S-K.
Compensation of Directors
Current Compensation
           Currently, our non-employee directors are compensated for their services pursuant to Del Monte’s Non-Employee Directors Compensation Plan, adopted in January 2003 and revised in June 2005 to include a travel policy. All Del Monte directors other than Mr. Wolford are currently eligible under the plan. Each eligible director earns an annual retainer consisting of $35,000 cash, paid in quarterly installments, and $35,000 worth of Del Monte common stock, issued in quarterly installments under the Del Monte Foods Company 2002 Stock Incentive Plan. The number of shares of Del Monte common stock to be issued for each installment is calculated by dividing the intended value of the stock to be issued by the average of the high and low prices of Del Monte’s common stock on the last trading day of the applicable quarter. In addition, each director earns $2,000 for each Board meeting attended and $1,500 for each committee meeting attended; however, the chair of the Audit Committee earns $4,500 for each such meeting and the chair of the Compensation Committee earns $3,000 for each such meeting.
           The Non-Employee Directors Compensation Plan also currently provides that each non-employee director receives an annual option grant to purchase 5,000 shares, which fully vests upon issuance. In general, the annual option grants are made approximately when annual option grants are made to eligible employees of the Company. Accordingly, on September 29, 2005, concurrently with the issuance of annual option grants to selected employees of the Company, the non-employee directors were granted options to purchase an aggregate of 40,000 shares at an exercise price of $10.24 per share. These option grants have a ten year term and are granted under the Del Monte Foods Company 2002 Stock Incentive Plan. Pursuant to the Non-Employee Directors Compensation Plan, each non-employee director who was a non-employee director on January 22, 2003 (the initial effective date of the adoption of the Non-Employee Directors Compensation Plan) also received an option on January 24, 2003 to purchase 15,000 shares of Del Monte common stock; non-employee directors who join the Board after January 22, 2003 receive an initial option grant to purchase 15,000 shares of Del Monte common stock upon joining the Board. These 15,000 share option grants vest in equal installments over a three-year period. No such initial option grants were made during fiscal 2006. Directors are expected to hold 100% of the “profit shares” attributable to the exercise of options for one year after such exercise. For such purposes, “profit shares” are the option profit, net of taxes, expressed as a number of shares. Please see “Employment and Other Arrangements — Plans” for a description of the Del Monte Foods Company 2002 Stock Incentive Plan.
           On December 16, 2004, the Board of Directors adopted the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, effective January 1, 2005. On December 15, 2005, the Board of Directors approved an amendment and restatement of the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, effective January 1, 2006 (as amended and restated, the “2005 Director Deferred Plan”). The 2005 Director Deferred Plan is substantially similar to a prior plan permitting deferral of director compensation. However, the 2005 Director Deferred Plan is intended to comply with the American Jobs Creation Act of 2004 (“AJCA”). Under the 2005 Director Deferred Plan, non-employee directors may elect in advance to defer the receipt of 0%, 50% or 100% of either or both of the cash and stock components of their annual retainer on the basis of four consecutive fiscal quarters. The deferred amounts are converted into deferred stock units and are distributed, upon termination of service on the Board of Directors, in the form of shares of Del Monte common stock. Such distribution is made, at the participant’s election, either in a lump sum or in equal annual installments over not more than fifteen years. Deferred stock units issued in connection with deferrals made under the 2005 Director Deferred Plan, as well as any shares distributed in respect thereof, are issued under the Del Monte Foods Company 2002 Stock Incentive Plan. Deferred stock units issued pursuant to the terms of the 2005 Non-Employee Director Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units.
           In aggregate, directors earned $507,500 and 25,512 shares of Del Monte common stock for services in fiscal 2006. Of such amounts, no cash and 15,945 shares were deferred pursuant to the terms of the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan and accordingly were converted into 15,945 deferred stock units. In connection with dividends declared and paid by the Company during fiscal 2006, an additional 165 deferred stock units were issued to non-employee directors relating to deferred stock units issued in connection with the 2005 Non-Employee Director Deferred Compensation Plan and the prior plan.

           The following table sets forth compensation paid by Del Monte for service during fiscal 2006 to non-employee directors.

				Number of
				Securities
				Underlying
			Deferred Stock	Options
Name	Cash(1)	Shares(2)	Units(3)	Granted(4)

Samuel H. Armacost	$64,000		3,189	5,000
Timothy G. Bruer	65,500	3,189		5,000
Mary R. Henderson	58,000		3,189	5,000
Gerald E. Johnston	53,000		3,189	5,000
Victor L. Lund	54,500		3,189	5,000
Terence D. Martin	97,000		3,189	5,000
Joe L. Morgan	54,000	3,189		5,000
David R. Williams	61,500	3,189		5,000

(1)	Reflects the cash component of the annual retainer described above as well as meeting fees earned by such director.

(2)	Reflects the stock component of the annual retainer described above.

(3)	Reflects deferred stock units issued in connection with deferrals of the stock component of the annual retainer described above; such deferrals are made at the election of a non-employee director pursuant to the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan. Excludes an aggregate 165 deferred stock units issued to non-employee directors in connection with dividends declared and paid by the Company during fiscal 2006. Deferred stock units issued pursuant to the terms of the 2005 Non-Employee Director Deferred Compensation Plan and a similar prior plan are credited with dividends in the form of additional deferred stock units.

(4)	Fully vested upon September 29, 2005 grant date with an exercise price of $10.24 per share.
Compensation Following the 2006 Annual Meeting of Stockholders
           The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding the compensation of non-employee directors. The Nominating and Corporate Governance Committee engages an independent compensation consultant to conduct an annual review of director compensation. The annual review includes benchmark data from comparator companies as well as market trends in director compensation. The most recent review indicated that the Company’s non-employee compensation, which had not been adjusted since 2002, had fallen below both the median and average total compensation of its peer group and that certain compensation components were no longer consistent with market practices. As a result, the Nominating and Corporate Governance Committee recommended to the Board of Directors certain amendments to non-employee director compensation. Accordingly, on March 16, 2006, the Board of Directors of Del Monte Foods Company amended and restated the Del Monte Foods Company Non-Employee Director Compensation Plan, effective immediately following the Company’s 2006 Annual Meeting of Stockholders. All Del Monte directors other than Richard G. Wolford, the Company’s Chief Executive Officer, are currently eligible under the Plan, as amended.

           Under the Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, each eligible director will earn an annual retainer of $60,000 cash, to be paid in quarterly installments. Certain additional annual retainers will be paid in cash as follows, if applicable:

Lead Director	$15,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$12,000
Nominating and Corporate Governance Committee Chair	$10,000
           In addition, each eligible director will earn $2,000 for each Board of Directors meeting attended. Members of the Compensation Committee and Nominating and Corporate Governance Committee will receive $1,500 for each committee meeting attended. Members of the Audit Committee and, unless otherwise determined by the Board of Directors, members of any special committee of the Board will receive $2,000 for each committee meeting attended.
           In addition to the foregoing, the Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, provides that each eligible director annually will receive $80,000 worth of restricted Del Monte common stock or restricted stock units. Such restricted stock or restricted stock units will be granted promptly after each annual meeting of stockholders, beginning with the 2006 Annual Meeting of Stockholders, and will vest over three years from the date of grant (it being understood that in the event the date of the third regularly scheduled annual meeting is less than three full calendar years from the date of grant, such shares of restricted stock or such restricted stock units shall nevertheless vest immediately prior to such annual meeting). The number of shares of restricted stock or number of restricted stock units to be issued will be calculated by dividing the $80,000 by the average of the high and low prices of Del Monte’s common stock on the date of grant.
           The Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, does not provide for option grants to non-employee directors.
           The Del Monte Foods Company Non-Employee Director Compensation Plan, as amended, continues to provide for travel reimbursement, confirm the ability of non-employee directors to defer certain compensation pursuant to the 2005 Director Deferred Plan (which was not affected by the amendment to the Non-Employee Director Compensation Plan), and require that “profit shares” attributable to option exercises be held for one year.
Corporate Governance
Corporate Governance Guidelines and Stock Ownership Guidelines
           The Board of Directors has adopted Corporate Governance Guidelines; the objective of the Corporate Governance Guidelines is to describe certain processes and procedures intended to provide reasonable assurance that directors, to whom the stockholders entrust the direction and success of the Company, act in the best interests of the Company and its stockholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, meetings and procedures, and duties and responsibilities, as well as issues relating to its committees, including charters, committee meetings, rotation, board oversight, and duties and responsibilities. The Corporate Governance Guidelines also address other matters, including share ownership by directors under the Non-Employee Director Ownership Guidelines. In general, under these Ownership Guidelines, non-employee directors are encouraged to own shares of common stock of the Company having a value, as described in the Ownership Guidelines, equal to the sum of the dollar amount of the stock component of the annual retainer payable to a non-employee director for the first three years of such non-employee director’s service on the Board.
           The Corporate Governance Guidelines, the Non-Employee Director Ownership Guidelines and the Charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors of the Company are available on the Company’s website at www.delmonte.com.

Printed copies of these materials are also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.
Director Attendance at the 2005 Annual Meeting of Stockholders
           Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend annual meetings of stockholders. Nine directors, representing all of the Company’s then directors, attended the 2005 Annual Meeting of Stockholders, which was held in September 2005.
Executive Sessions of Independent Directors
           As required under NYSE listing standards and the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in regularly scheduled executive sessions at which only non-management directors are present. All of the Company’s non-management directors have been determined to meet the definition of “independent” within Section 303A.02 of the NYSE listing standards. During fiscal 2006, the Chairperson of the Nominating and Corporate Governance Committee, currently Ms. Henderson, presided over these executive sessions. The Company expects that a Lead Director will be appointed by the Board of Directors following the 2006 Annual Meeting of Stockholders. Upon appointment, such Lead Director will preside over these executive sessions.
Stockholder Communications with the Board of Directors
           The Company’s Board of Directors, including a majority of the Company’s independent directors, has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, or to the independent directors generally, in care of Del Monte Foods Company at P.O. Box 193575, San Francisco, California 94119-3575. If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the office of the Corporate Secretary to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee. Stockholders may also contact the Board of Directors, independent directors, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee via telephone, electronic mail or the Web, as further described on the Company’s website at www.delmonte.com. The office of the Corporate Secretary reviews electronic mail for spam (such as junk mail or fraudulent solicitations) or misdirected communications.
Code of Ethics
           The Company has adopted Standards of Business Conduct that apply to all Del Monte officers, directors and employees. The Standards of Business Conduct encompass the Company’s code of ethics applicable to its Chief Executive Officer, principal financial officer, and principal accounting officer and controller. The Standards of Business Conduct are available on the Company’s website at www.delmonte.com. A printed copy of the Standards of Business Conduct is also available to any stockholder upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. The Company intends to make any required disclosures regarding any amendments of its Standards of Business Conduct or waivers granted to any of its directors or executive officers on its web site at www.delmonte.com.
Nomination Process
           The Nominating and Corporate Governance Committee of the Board of Directors has adopted a Statement of Policy and Procedures regarding Identifying, Evaluating and Recommending Nominees for Election to the Board of Directors. This Statement, as currently in effect, is available on the Company’s website at www.delmonte.com. The Nominating and Corporate Governance Committee retains the right to modify the Statement, including the criteria for evaluating the qualifications of potential nominees for election to the Board of Directors as set forth therein, from time to time.

           The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. The current criteria used by the Nominating and Corporate Governance Committee in evaluating the qualifications of potential nominees for election to the Board of Directors are whether the nominee:

•	recognizes and understands the role of a director;

•	demonstrates judgment, knowledge and competency;

•	manifests confidence and the willingness to be an active participant of the Board and its committees;

•	fosters, or can be expected to foster, communication within the Board and with Company management;

•	has the ability and time to fulfill legal and fiduciary responsibilities, demonstrates no conflicts of interest, and satisfies applicable requirements for “independence;”

•	makes, or can be expected to make, individual expertise available to the Board and CEO;

•	understands, or demonstrates an ability to understand, the Company’s philosophy, strategy, short- and long-term goals and objectives, business and competitors; and

•	maintains standing and reputation in the business, professional and social communities.
           Candidates for director nominees are reviewed in the context of the current composition of the Board. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee believes that, as a whole, the Board of Directors should have competency in the following areas:

•	industry knowledge;

•	accounting and finance;

•	business judgment;

•	management;

•	leadership;

•	international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.
Additionally, the Committee endeavors to ensure that the Board of Directors includes a number of financially literate directors and at least one director who qualifies as a financial expert. From time to time, the Nominating and Corporate Governance Committee may retain the services of one or more third-party search firms to assist it in identifying and evaluating potential new members of the Board of Directors.
           In evaluating whether to nominate an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contributions to the deliberations of the Board and its committees, and the benefits of continuity among Board members.
           Based on the foregoing process, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate Messrs. Armacost, Martin and Wolford, each of which is a current director, for election to the Board of Directors at the 2006 Annual Meeting of Stockholders. Mr. Armacost and Mr. Martin were appointed to the Board of Directors in December 2002 following Del Monte’s acquisition of certain businesses of H.J. Heinz and at that time were designees of H.J. Heinz approved by Del Monte pursuant to the terms of the acquisition. Mr. Wolford has been a member of the Board of Directors since April 1997, when Mr. Wolford was appointed to the Board of Directors following the recapitalization of Del Monte led by Texas Pacific Group.
           The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in addition to director candidates nominated by a stockholder in accordance with the Company’s Bylaws. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including its qualification criteria, based on whether the candidate was recommended or nominated by a stockholder or not. Stockholders who wish to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to: Chair of the Governance Committee, P.O. Box 193575, San Francisco, California 94119-3575. The Nominating and Corporate Governance Committee may also be contacted by electronic mail or other methods, as more fully described on the Company’s website at www.delmonte.com. Submissions should include the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, a description of the proposed candidate’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of the Company’s stock.
           Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company’s annual meeting must submit such nomination in writing to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Such written nomination must be received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the applicable annual meeting or, if such annual meeting date is not designated at least 105 days before the annual meeting, then no later than 15 days after the designation of the annual meeting date in accordance with the Company’s Bylaws. A nomination by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws, including without limitation, (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if such Regulation 14A were applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such nomination, (iii) the class and number of shares which are beneficially owned by such stockholder on the date of such stockholder’s notice, and (iv) not more than ten days after receipt by the nominating stockholder of a written request from the Corporate Secretary, such additional information as the Corporate Secretary may reasonably require. Del Monte’s current Bylaws can be obtained by sending a written request to the Corporate Secretary; the Bylaws may also be found on the Company’s web site at www.delmonte.com. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee recommended by a stockholder or stockholders holding more than five percent of our voting stock.
Audit Committee Financial Expert
           The information regarding the Company’s “audit committee financial expert” set forth in “Board Meetings and Committees — Audit Committee” above is incorporated herein by reference. The Company’s Audit Committee meets the definition of “audit committee” as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Proposal 2
Ratification of Appointment of Independent Auditors
           The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending April 29, 2007, and the Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP served as Del Monte’s independent auditors in fiscal 2006, 2005 and 2004 and is an independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the annual meeting. He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.
           Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that such a change would be in the best interests of the Company and its stockholders.
           The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.
Auditors’ Fees
Audit Fees
           With respect to the fiscal years ended April 30, 2006 and May 1, 2005, the aggregate fees billed by KPMG LLP are as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$2,580,800	$2,548,280
Audit Related Fees(2)	206,000	155,290
Tax Fees(3)	9,700	19,700
All Other Fees(4)	—	—

(1)	For fiscal 2006, reflects aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements and internal control over financial reporting for such fiscal year, for the review of the Company’s interim financial statements, for the review of and assistance with documents filed with or submitted to the Securities and Exchange Commission, for audits relating to transactions undertaken by the Company, and for the statutory and U.S. GAAP audits of Del Monte Corporation and certain foreign subsidiaries.

For fiscal 2005, reflects aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements and internal control over financial reporting for such fiscal year, for the review of the Company’s interim financial statements, for the review of and assistance with documents filed with the Securities and Exchange Commission, for an audit relating to a transaction undertaken by the Company, and for the statutory and U.S. GAAP audits of Del Monte Corporation and certain foreign subsidiaries.

(2)	For each of fiscal 2006 and fiscal 2005, reflects aggregate fees billed by KPMG LLP for services related to employee benefit plan audits.

(3)	For each of fiscal 2006 and fiscal 2005, reflects the aggregate fees billed by KPMG LLP for tax compliance. Such services generally involved assistance in preparing, reviewing or filing various tax-related filings required in foreign jurisdictions and did not involve tax planning assistance.

(4)	For each of fiscal 2006 and fiscal 2005, there were no fees billed by KPMG LLP for services except as already described above.
           The Audit Committee determined that the non-audit services provided by KPMG LLP during the fiscal year ended April 30, 2006 were compatible with maintaining the independence of KPMG LLP.
Policies and Procedures Relating to Approval of Services by Auditors
           Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, as well as setting the compensation and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted policies and procedures for the approval in advance, or “pre-approval,” of audit and non-audit services rendered by our independent auditors, KPMG LLP. All services provided by KPMG LLP during fiscal 2006, as described above, were approved by the Audit Committee in advance of KPMG LLP providing such services.
           Pursuant to the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services, to the extent particular services may be identifiable prior to or at the beginning of the Company’s fiscal year, the Audit Committee encourages management to submit proposals regarding such services prior to or at the beginning of such year. In connection with approving such annually identifiable services, the Audit Committee reviews a brief description of each such service as well as an estimate of the expected fees associated with each such service. As necessary, other services are handled on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service, generally based on a brief description of the proposed service and an estimate of the expected fees associated with such service. In December 2005, the Audit Committee amended and restated the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services to require that additional information be provided to the Committee in connection with the approval of permitted tax services. To ensure prompt handling of matters between meetings of the Audit Committee, authority to approve services between Audit Committee meetings has been delegated to the Chair of the Audit Committee, provided that the expected fees for each service approved by the Chair does not exceed $50,000 and that the aggregate expected fees for all services so approved from one meeting of the Audit Committee to the next does not exceed $150,000. The Chair must report all services approved under this delegated authority to the Audit Committee at its next scheduled meeting. A copy of the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services is available on the Company’s website at www.delmonte.com.
The Board of Directors Recommends
a Vote in Favor of Proposal 2.

Ownership of Del Monte Foods Company Common Stock
           The following table sets forth information regarding beneficial ownership of Del Monte common stock as of July 14, 2006, the most recent practicable date, (1) by each person or entity who is known by Del Monte to own beneficially more than 5% of Del Monte common stock; (2) by each of Del Monte’s current directors; (3) by each of the named executive officers of Del Monte identified in the table set forth under the heading “Compensation of Executive Officers — Summary Compensation Table” and (4) by all of Del Monte’s current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished in part through information filed with the Securities and Exchange Commission.

	Shares Beneficially Owned(a)

Name and Address of Beneficial Owner(b)	Number		Percent(c)

Atlantic Investment Management	15,222,900	(d)	7.6%
750 Lexington Avenue 16th Floor New York, NY 10022
Mellon Financial Corporation	9,978,558	(e)	5.0%
One Mellon Center Pittsburgh, PA 15258
Samuel H. Armacost	50,971	(f)	*
Timothy G. Bruer	64,083	(g)	*
Mary R. Henderson	49,710	(h)	*
Victor L. Lund	14,049	(i)
Terence D. Martin	42,271	(j)	*
Joe L. Morgan	42,208	(k)	*
David R. Williams	83,352	(l)	*
Richard G. Wolford	2,940,786	(m)	1.4%
David L. Meyers	960,980	(n)	*
Timothy A. Cole	25,000	(o)
Todd R. Lachman	331,094	(p)	*
Nils Lommerin	323,370	(q)	*
All executive officers and directors as a group (18 persons)	5,225,050	(r)	2.5%

*	Less than 1%.

(a)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(b)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(c)	Calculated based on 200,472,143 shares of Del Monte common stock outstanding on July 14, 2006. Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon issuance of stock with respect to exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is July 14, 2006. Additionally, for such purposes, deferred stock units issuable upon termination of service are also treated as outstanding shares of capital stock. These shares are deemed to be outstanding and to be beneficially owned by the person holding such options or deferred stock units for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Deferred stock units issuable more than 60 days following termination of service are not treated as outstanding shares of capital stock for purposes of this table.

(d)	Based on the Schedule 13D/ A filed by Atlantic Investment Management, Inc. on July 25, 2005. Represents 3,638,950 shares beneficially owned by AJR International Master Fund, Ltd., 1,818,610 shares beneficially owned by Quest Capital Partners, LP, 4,403,360 shares beneficially owned by Cambrian Master Fund, Ltd., 1,808,950 shares beneficially owned by Cambrian Partners, LP, 3,541,030 shares held in several managed accounts, and 6,000 shares beneficially owned by Atlantic Investment Management, Inc.’s 401K/ Profit Sharing Plan. In addition, the sole shareholder of Atlantic Investment Management, Inc, Mr. Alexander J. Roepers, may be deemed to beneficially own 6,000 shares and serves as the investment advisor of the foregoing parties and the managed accounts and has sole voting and dispositive power over all shares beneficially owned by such parties or held in the managed accounts.

(e)	Based on the Schedule 13G filed by Mellon Financial Corporation and certain of its direct and indirect subsidiaries (“Mellon”) on February 15, 2006. Mellon has sole voting power with respect to 9,250,027 of such shares and shared voting power with respect to 99,062 of such shares. Additionally, Mellon has sole dispositive power with respect to 9,652,141 of such shares and shares dispositive power with respect to 133,831 of such shares.

(f)	Includes 10,152 deferred stock units and 10,819 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 30,000 shares exercisable within 60 days of July 14, 2006. Also includes 3,700 shares held by Mr. Armacost’s spouse. All other shares are held in trust. Mr. Armacost and his spouse are trustees of such trust and share dispositive and voting power with respect to such shares.

(g)	Includes 12,208 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 51,875 shares exercisable within 60 days of July 14, 2006.

(h)	Includes 17,591 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 30,000 shares exercisable within 60 days of July 14, 2006.

(i)	Includes 4,049 deferred stock units and options to purchase 10,000 shares exercisable within 60 days of July 14, 2006.

(j)	Includes 10,152 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 30,000 shares exercisable within 60 days of July 14, 2006.

(k)	Includes 12,208 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 30,000 shares exercisable within 60 days of July 14, 2006.

(l)	Includes 53,352 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 30,000 shares exercisable within 60 days of July 14, 2006.

(m)	Includes 84,456 deferred stock units and options to purchase 2,761,681 shares exercisable within 60 days of July 14, 2006. Also includes 94,549 shares held by Mr. Wolford as trustee of the Richard G. Wolford Trust, under agreement dated March 19, 2003.

(n)	Includes options to purchase 867,495 shares exercisable within 60 days of July 14, 2006.

(o)	Includes options to purchase 25,000 shares exercisable within 60 days of July 14, 2006.

(p)	Includes options to purchase 306,977 shares exercisable within 60 days of July 14, 2006.

(q)	Includes 22,120 deferred stock units and options to purchase 301,250 shares exercisable within 60 days of July 14, 2006.

(r)	Includes 161,544 deferred stock units and options to purchase 4,749,205 shares exercisable within 60 days of July 14, 2006. Excludes the holdings of Mr. Lachman who was not an executive officer of the Company on July 14, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
           Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
           To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 30, 2006, all Section 16(a) filing requirements applicable to Del Monte’s executive officers, directors and greater than ten percent beneficial owners were complied with.

Executive Officers
           The following table sets forth the name, age and positions, as of August 9, 2006 (the date of this proxy statement), of individuals who are currently executive officers of Del Monte Foods Company. To the Company’s knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of the Company. These individuals hold the same positions with Del Monte Corporation, the Company’s wholly-owned subsidiary. Executive officers serve at the discretion of the Company’s Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Wolford currently serves as the Chairman of the Board of Directors.

Name	Age	Positions

Richard G. Wolford	61	Chairman of the Board, President and Chief Executive Officer; Director
David L. Meyers	60	Executive Vice President, Administration and Chief Financial Officer
Timothy A. Cole	49	Executive Vice President, Sales
Nils Lommerin	41	Executive Vice President, Operations
David W. Allen	46	Senior Vice President, Supply Chain Operations
Richard L. French	49	Senior Vice President, Chief Accounting Officer and Controller
Apurva S. Mody	39	Senior Vice President, Consumer Products
James G. Potter	49	Senior Vice President, General Counsel and Secretary
Barry A. Shepard	42	Senior Vice President, Marketing and Innovation
Jeffrey M. Watters	40	Senior Vice President, Pet Products
Jeff M. Berry	35	Vice President and Treasurer
           Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer; Director. Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board of Directors of Del Monte Foods Company in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.
           David L. Meyers, Executive Vice President, Administration and Chief Financial Officer. Mr. Meyers joined Del Monte in 1989. He was elected Chief Financial Officer of Del Monte in December 1992 and served as a member of the Board of Directors of Del Monte Foods Company from January 1994 until consummation of Del Monte’s recapitalization in 1997. Prior to joining Del Monte, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983). Mr. Meyers also serves on the board of directors of Smart & Final Inc.
           Timothy A. Cole, Executive Vice President, Sales. Mr. Cole joined Del Monte in September 2004. From 1979 to September 2004, Mr. Cole held a variety of positions with The Quaker Oats Company, now a unit of PepsiCo., Inc., where he became Vice President of National Accounts for the United States.
           Nils Lommerin, Executive Vice President, Operations. Mr. Lommerin was appointed Executive Vice President, Operations in July 2004. He joined Del Monte in March 2003 as Executive Vice President, Human Resources. From March 1999 to July 2002, he was with Oxford Health Plans, Inc., where he most recently served as Executive Vice President, Operations and Corporate Services. From

November 1991 to February 1999, Mr. Lommerin held a variety of senior Human Resources positions with PepsiCo, Inc.
           David W. Allen, Senior Vice President, Supply Chain Operations. Mr. Allen was appointed Senior Vice President, Supply Chain Operations in June 2006, having served as a consultant to Del Monte beginning in November 2005. Prior to that, Mr. Allen was Chief Operating Officer of U.S. Foodservice, a division of Royal Ahold, from 2004 to 2005 and Chief Executive Officer of WorldChain, Inc., a supply chain services company, from 2001 to 2004. He served as Vice President, Worldwide Operations of Dell Inc. from 1999 to 2000. From 1991 to 1999, Mr. Allen held a variety of positions at Frito-Lay North America, a division of Pepsico Inc., most recently as its Senior Vice President, Operations. Mr. Allen also serves on the board of directors of American Italian Pasta Company.
           Richard L. French, Senior Vice President, Chief Accounting Officer and Controller. Mr. French joined Del Monte in 1980 and was elected to his current position in May 1998. Mr. French was Vice President and Chief Accounting Officer of Del Monte from August 1993 through May 1998 and has held a variety of positions within Del Monte’s financial organization.
           Apurva S. Mody, Senior Vice President, Consumer Products. Mr. Mody was appointed Senior Vice President, Consumer Products in July 2006, having served as Managing Director, Del Monte Brands since December 2004. Mr. Mody joined Del Monte in January 2002 in the Strategic Planning Group and served as Vice President of Marketing for the Vegetable, Infant Feeding and College Inn businesses from June 2002 to December 2002. Prior to joining Del Monte, Mr. Mody was with Divine/ Whitman Hart from 2000 until 2001 where he was an Associate Partner in the Business and Brand Strategy group. From 1994 to 2000, Mr. Mody held a variety of brand management positions with Procter & Gamble.
           James G. Potter, Senior Vice President, General Counsel and Secretary. Mr. Potter joined Del Monte in October 2001 and was elected to his current position in September 2002. From December 1997 to December 2000, he was Executive Vice President, General Counsel and Secretary of Provident Mutual Life Insurance Company. From 1989 to November 1997, Mr. Potter was the Chief Legal Officer of The Prudential Bank and Trust Company and The Prudential Savings Bank, subsidiaries of The Prudential Insurance Company of America.
           Barry A. Shepard, Senior Vice President, Marketing and Innovation. Mr. Shepard was appointed Senior Vice President, Marketing and Innovation in July 2006, having served as Managing Director, Del Monte Pet Products since August 2004. Mr. Shepard joined Del Monte from Heinz in December 2002 as Vice President Marketing, Pet Food. At Heinz, he was appointed Vice President Marketing Star-Kist Seafood in 2000, after joining as Director of Ketchup and Condiments in 1999. Prior to joining Heinz, Mr. Shepard was with Procter & Gamble in brand management from 1991 to 1998.
           Jeffrey M. Watters, Senior Vice President, Pet Products. Mr. Watters was appointed Senior Vice President, Del Monte Pet Products in July 2006, having served as Managing Director, Star-Kist Seafood since August 2004. He joined Del Monte from Heinz in December 2002 as Vice President, Pet Snacks Marketing. Mr. Watters joined Heinz in July 2000, where he most recently served as its Vice President, Pet Snacks Marketing. Prior to joining Heinz, Mr. Watters was with The Clorox Company in brand management from 1995 to 2000. From 1988 to 1995, Mr. Waters was with Kraft Foods Inc. in sales and customer marketing.
           Jeff M. Berry, Vice President and Treasurer. Mr. Berry joined Del Monte in March 2003 and was appointed to his current position in August 2006. Prior to his current position, Mr. Berry was Vice President, Strategic Planning and Business Development for Del Monte. From September 1997 to late 2002, Mr. Berry held a variety of consulting positions with McKinsey and Company, a management consulting firm, most recently as an Associate Principal.

Compensation of Executive Officers
Summary Compensation Table
           The following table sets forth compensation paid by Del Monte for fiscal 2006, 2005, and 2004, to the individual serving as its Chief Executive Officer during fiscal 2006 and to each of the four other most highly compensated executive officers of Del Monte as of the end of fiscal 2006, such five officers being collectively referred to herein as the “named executive officers.”

					Long-Term
					Compensation Awards

		Annual Compensation				Securities
					Restricted	Underlying
	Fiscal			Other Annual	Stock	Option/SAR	All Other
Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Comp(4)	Awards(5)	Awards(6)	Comp(7)

Richard G. Wolford	2006	$1,011,281	$1,100,000	$27,926	$970,812	631,300	$8,736
Chairman of the Board,	2005	939,113	—	25,039	64,599	881,000	7,881
President and Chief Executive	2004	810,000	870,750	21,851	937,575	865,000	14,800
Officer
David L. Meyers	2006	496,614	331,828	7,440	215,736	140,000	7,528
Executive Vice President,	2005	470,413	—	6,703	—	217,300	6,665
Administration and Chief	2004	415,000	291,400	6,152	205,739	200,000	11,338
Financial Officer
Timothy A. Cole(8)	2006	386,000	224,451	2,301	115,344	75,000	4,272
Executive Vice President,	2005	219,231	200,000	—	—	100,000	566
Sales
Todd R. Lachman(9)	2006	471,024	305,400	7,047	196,512	128,000	6,168
Executive Vice President,	2005	425,531	336,000	22,199	—	200,000	532,908
Del Monte Foods	2004	305,000	171,300	10,674	128,918	125,000	13,016
Nils Lommerin	2006	472,333	291,621	9,569	196,512	128,000	7,135
Executive Vice President,	2005	424,130	—	2,795	47,164	200,000	52,341
Operations	2004	300,000	190,700	—	128,918	125,000	143,921

(1)	Reflects each named executive officer’s principal position as of the end of Del Monte’s 2006 fiscal year.

(2)	Reflects actual base earnings for the fiscal year specified.

For fiscal 2006 and 2005, includes the cash allowances paid to the named executive officers by the Company as set forth below. In fiscal 2005, the Company significantly reduced its in-kind perquisites and began paying a cash allowance directly to executive officers and other members of senior management. Although, the amount of the cash allowance is included as salary in the Summary Compensation Table in accordance with SEC rules, the Company does not consider such cash allowances as eligible salary for purposes of the Del Monte Foods Company Annual Incentive Plan or similar plans.

Name	Fiscal Year	Cash Allowance

Richard G. Wolford	2006	$34,614
	2005	35,780
David L. Meyers	2006	34,614
	2005	32,080
Timothy A. Cole	2006	36,000
	2005	22,500
Todd R. Lachman	2006	34,690
	2005	34,698
Nils Lommerin	2006	36,000
	2005	34,547

(3)	Includes amounts deferred by each of Messrs. Wolford, Lommerin, Lachman and Cole pursuant to the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan and accordingly converted into deferred stock units. Such amounts and related deferred stock units (excluding the deferred stock units issued with respect to the Del Monte 25% matching contribution which are reported in footnote 5 below) are as follows:

			Deferred Stock
		Deferred	Units Issued
Name	Fiscal Year	Amount($)	(Shares)

Richard G. Wolford	2006	$220,000	19,600
	2004	261,225	25,788
Timothy A. Cole	2006	22,445	2,000
Todd R. Lachman	2006	30,540	2,655
Nils Lommerin	2006	291,621	25,980
	2004	190,700	18,826

No bonuses were paid under the Del Monte Foods Company Annual Incentive Plan with respect to fiscal 2005.

For Mr. Cole in fiscal 2005, reflects sign-on bonus.

In accordance with the terms of the merger by which the Company acquired certain former businesses of H.J. Heinz Company, Mr. Lachman was entitled to receive $336,000 if he remained employed by the Company until June 30, 2004. In accordance with the terms of the Merger, Heinz reimbursed the Company for approximately 33% of such payment amount.

(4)	Includes the following amounts:

		Amounts deferred	Amounts paid under
		under the Del Monte	the Del Monte	Amounts credited
		Corporation	Corporation	under the Del Monte
		Additional Benefits	Additional Benefits	Employees
		Plan relating to the	Plan relating to the	Retirement
	Fiscal	Del Monte	Del Monte	and Savings
Name	Year	Savings Plan	Savings Plan	Excess Plan

Richard G. Wolford	2006	$27,926	$—	$—
	2005	25,039	—	—
	2004	21,851	—	—
David L. Meyers	2006	—	7,440	—
	2005	—	6,703	—
	2004	—	6,152	—
Timothy A. Cole	2006	—	—	—
	2005	—	—	—
Todd R. Lachman	2006	6,670	—	—
	2005	—	—	22,199
	2004	—	—	10,674
Nils Lommerin	2006	—	9,569	—
	2005	2,795	—	—
	2004	—	—	—

Although beginning in fiscal 2005, in-kind perquisites were largely replaced by the cash allowances described in footnote 2, certain in-kind perquisites such as on-site parking, automobile, personal automobile insurance and umbrella liability insurance continued to be provided in fiscal 2006 and 2005. In general, the cash allowances were reduced to reflect the out-of-pocket cost to the Company of such in-kind perquisites. Other perquisites, such as spousal travel and, for Messrs. Wolford and Meyers, payments made under the Del Monte Corporation Executive Medical Reimbursement Plan were provided during fiscal 2004, 2005 and 2006 and did not affect the cash allowance paid to each named executive officer. Because the aggregate of the perquisites and other personal benefits provided to each named executive officer did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer, amounts relating to such perquisites and other personal benefits have been excluded from the compensation table in accordance with applicable SEC rules.

For Mr. Cole in fiscal 2006, includes payment of tax obligations of $2,301 related to spousal travel.

For Mr. Lachman in fiscal 2006, also includes payment of tax obligations of $377 related to spousal travel.

(5)	For fiscal 2006 and 2004, includes the dollar value of performance accelerated restricted stock units granted in fiscal 2006 and 2004 under the Del Monte Foods Company 2002 Stock Incentive Plan. See “Employment and Other Arrangements — Plans — Stock Incentive Plans — The 2002 Plan” for a description of the vesting schedule of these performance accelerated restricted stock units. The dollar value of such performance accelerated restricted stock units has been calculated in accordance with applicable SEC rules as follows:

		Performance	Closing Market
		Accelerated	Price of
		Restricted	Del Monte Stock
		Stock Units	on the Date of
		(PARs)	Grant of such	Dollar Value
Name	Fiscal Year	Granted(a)	PARs	of PARs

Richard G. Wolford	2006	90,900	$10.68	$970,812
	2004	100,970	8.83	891,565
David L. Meyers	2006	20,200	10.68	215,736
	2004	23,300	8.83	205,739
Timothy A. Cole	2006	10,800	10.68	115,344
Todd R. Lachman	2006	18,400	10.68	196,512
	2004	14,600	8.83	128,918
Nils Lommerin	2006	18,400	10.68	196,512
	2004	14,600	8.83	128,918

(a)	PARs were not granted in fiscal 2005.

For fiscal years 2006, 2005, and 2004, also includes the dollar value of deferred stock units issued with respect to the Del Monte 25% matching contribution under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan (the “AIP Deferred Compensation Plan”) in connection with Messrs. Wolford and Lommerin’s deferral of bonus amounts as described in footnote 3 above. A bonus earned under the Del Monte Foods Company Annual Incentive Plan with respect to a particular fiscal year is paid in the subsequent fiscal year and accordingly any deferral of such bonus amount and any related company matching contribution under the AIP Deferred Compensation Plan occur during such subsequent fiscal year. Accordingly, any matching contribution with respect to such deferred amount is reported in the compensation table for the subsequent fiscal year. For example, although Mr. Wolford did not earn a bonus under the Del Monte Foods Company Annual Incentive Plan for fiscal 2005, he did earn a bonus under the Plan for fiscal 2004 and deferred a portion of such amount. Such deferred amount and related deferred stock units (excluding the deferred stock units issued with respect to the matching contribution) are reported in footnote 3 with respect to fiscal 2004, but the deferred stock units issued pursuant to the Del Monte 25% matching contribution under the AIP Deferred Compensation Plan are reported in this footnote 5 with respect to fiscal 2005. The deferred stock units issued pursuant to the Del Monte 25% matching contribution under the AIP Deferred Compensation Plan vest in equal annual installments over a three-year period. The dollar value of such deferred stock units has been calculated in accordance with applicable SEC rules as follows:

					Dollar Value of
		Deferred Stock Units		Closing Market	Deferred Stock Units
		Issued with respect to		Price of	Issued with respect to
		the Del Monte 25%		Del Monte Stock	the Del Monte 25%
		Matching Contribution		on the Date of	Matching Contribution
		under the AIP		Grant of such	under the AIP
		Deferred		Deferred Stock	Deferred
Name	Fiscal Year	Compensation Plan		Units	Compensation Plan

Richard G. Wolford	2006	—	(a)	$—	$—
	2005	6,447		10.02	64,599
	2004	5,012		9.18	46,010
Nils Lommerin	2006	—	(a)	—	—
	2005	4,707		10.02	47,164

(a)	No awards were made under the Del Monte Corporation Annual Incentive Plan with respect to fiscal 2005. Accordingly, there were no company matching contributions under the Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan during fiscal 2006, the subsequent fiscal year

The aggregate number of vested and unvested deferred stock units (excluding deferred stock units described in footnote 3 above) and performance accelerated restricted stock units (PARs) held by each of the named executive officers as of the end of fiscal 2006 and the aggregate value of such holdings, based on the closing market price of Del Monte common stock on the last business day of such fiscal year, which was $11.66, is as follows: Mr. Wolford — 209,073 deferred stock units and restricted stock units for a dollar value of $2,437,791; Mr. Meyers — 43,500 restricted stock units for a dollar value of $507,210; Mr. Cole — 10,800 restricted stock units for a dollar value of $125,928; Mr. Lachman — 33,000 restricted stock units for a dollar value of $384,780; Mr. Lommerin — 37,707 deferred stock units and restricted stock units for a dollar value of $439,664. The foregoing does not include performance shares granted in fiscal 2006 and fiscal 2005. Such performance shares are subject to performance-based conditions on vesting. Accordingly, such performance shares would only be reported in the Summary Compensation Table upon vesting. See “Compensation of Executive Officers — Long Term Incentive Plan Awards in Fiscal 2006.”

All deferred stock units issued pursuant to the terms of the AIP Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units.

(6)	In September 2004, the Compensation Committee approved stock appreciation rights (SARs) for the Company’s executive officers. In December 2004, in light of uncertainty regarding the tax impact of SARs on the Company’s employees in the wake of the American Jobs Creation Act of 2004, the Compensation Committee elected to convert these SARs into stock options. Because such options cover the same underlying shares of common stock as the SARs from which they were converted, such underlying shares are only reported once in the compensation table.

(7)	For Mr. Lachman in fiscal 2005, includes a $300,000 payment made by the Company and approved by the Compensation Committee to assist Mr. Lachman with his purchase of a home following his relocation at the request of the Company from Pittsburgh, Pennsylvania to San Francisco, California. Also reflects for Mr. Lachman in fiscal 2005, payment for additional relocation expenses of $204,081 and payment of related tax obligations of $10,236 incurred in fiscal 2005 due to relocation.

For Mr. Lommerin, includes relocation expenses of $24,927 and payment of related tax obligations of $19,388 incurred in fiscal 2005, relocation expenses of $119,412 and payment of related tax obligations of $23,325 incurred in fiscal 2004.

Also includes the following amounts:

			Company
		Company	Retirement
		Matching	Contribution
		Contribution	Pursuant to the	Company Paid
		Pursuant to the	Del Monte	Term Life
		Del Monte	Savings Plan	Insurance
Name	Fiscal Year	Savings Plan(a)	(‘CCA”)(a)	Premiums

Richard G. Wolford	2006	$6,188	$—	$2,549
	2005	5,417	—	2,464
	2004	6,000	—	8,800
David L. Meyers	2006	6,220	—	1,308
	2005	5,423	—	1,242
	2004	6,825	—	4,513
Timothy A. Cole	2006	3,281	—	991
	2005	—	—	566
Todd R. Lachman	2006	4,931	—	1,237
	2005	6,642	10,792	1,157
	2004	4,932	7,730	354
Nils Lommerin	2006	5,898	—	1,237
	2005	6,869	—	1,157
	2004	750	—	434

(a)	For calendar year 2003, salaried employees who were former Heinz employees participated in the H.J. Heinz Company Employees Retirement and Savings Plan and, for calendar year 2004, participated in the Del Monte Savings Plan. Company Retirement Contributions are based on age for a percentage of compensation and are referred to as CCA or Retirement Contributions. No Company Retirement Contributions were made after calendar year 2004. For a description of the Del Monte Savings Plan, see “Employment and Other Arrangements — Plans — Del Monte Retirement Programs — Qualified Retirement Plans.”

(8)	Mr. Cole was hired by Del Monte effective September 9, 2004.

(9)	Effective June 19, 2006, Mr. Lachman resigned his employment for Good Reason pursuant to the terms of his Employment Agreement and accordingly Mr. Lachman is no longer an executive officer of the Company.
Option Grants in Fiscal Year 2006
           The following table sets forth the options granted to the named executive officers for fiscal 2006.

					Potential Realizable Value
	Individual Grants				at Assumed Annual Rates
					of Stock Price
	Number of	Percent of Total			Appreciation for Option
	Securities	Options Granted to			Term(1)
	Underlying Options	Employees in	Exercise Price	Expiration
Name	Granted	Fiscal Year	(Per Share)	Date	5%	10%

Richard G. Wolford	631,300	27.2%	$10.24	9/29/2015	$4,065,497	$10,302,767
David L. Meyers	140,000	6.0%	10.24	9/29/2015	901,583	2,284,789
Timothy A. Cole	75,000	3.2%	10.24	9/29/2015	482,991	1,223,994
Todd R. Lachman	128,000	5.5%	10.24	9/29/2015	824,305	2,088,950
Nils Lommerin	128,000	5.5%	10.24	9/29/2015	824,305	2,088,950

(1)	Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the per share price of our common stock on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Del Monte common stock.

Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year-End Option Values
           The following table sets forth the aggregate option exercises by each of the named executive officers for fiscal 2006, the number of shares of Del Monte common stock subject to exercisable and unexercisable options held by each of the named executive officers as of April 30, 2006 and the related value of such options as of April 28, 2006, the last business day of fiscal 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at April 30, 2006		April 30, 2006(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard G. Wolford	—	$—	2,624,321	1,962,050	$9,629,960	$3,858,424
David L. Meyers	101,531	676,063	817,495	507,975	2,813,273	1,105,933
Timothy A. Cole	—	—	25,000	150,000	26,750	186,750
Todd R. Lachman	—	—	278,150	378,000	875,990	683,135
Nils Lommerin	—	—	270,000	393,000	901,525	744,935

(1)	Based on the $11.66 per share closing price of Del Monte common stock on April 28, 2006, the last business day of fiscal 2006, less the exercise price payable for the shares underlying the options.
PARs Grants in Fiscal Year 2006
           The following table sets forth the performance accelerated restricted stock units (PARs) granted to the named executive officers for fiscal 2006.
           PARs granted in fiscal 2006 vest in September of fiscal 2011, subject to earlier vesting at the end of fiscal 2008 or fiscal 2009 if certain targets are met.

		Closing Market Price of
	Number of	Del Monte Common
	Shares Subject	Stock on the
Name	to Award	Date of Award(1)

Richard G. Wolford	90,900	$10.68
David L. Meyers	20,200	10.68
Timothy A. Cole	10,800	10.68
Todd R. Lachman	18,400	10.68
Nils Lommerin	18,400	10.68

(1)	Performance accelerated restricted stock units (PARs) were awarded to employees at the level of vice president and above, as well as other key employees. However, the foregoing table only reflects PARs awarded to the named executive officers.
Long Term Incentive Plan Awards in Fiscal Year 2006
           The following table reflects performance shares awarded under the Del Monte Foods Company 2002 Stock Incentive Plan to the named executive officers during fiscal 2006. The performance shares are granted as units, with shares being issued upon vesting, if any.
           The performance share awards granted in fiscal 2006 are subject to vesting based on the achievement of certain performance criteria. If the performance criteria are not met, the performance shares are forfeited. Vesting of the performance shares is based on the Company’s achievement of certain return-on-invested-capital or ROIC targets. If the ROIC target for the fiscal year ending April 27, 2008

(fiscal 2008) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending May 3, 2009 (fiscal 2009) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending May 2, 2010 (fiscal 2010) is met, then the remaining 50% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 50% are forfeited. The vesting of the performance shares shall be accelerated to include cumulatively the next level(s) of vesting commensurate with the level of ROIC target achieved. For example, if the ROIC target for fiscal 2009 is achieved for fiscal 2008, then 50% of such shares will vest on the fiscal 2008 measurement date.

			Closing Market Price of
	Number of		Del Monte Common
	Shares Subject		Stock on the
Name	to Award		Date of Award(1)

Richard G. Wolford	151,500		$10.68
	5,012	(2)	10.36
David L. Meyers	33,600		10.68
Timothy A. Cole	18,000		10.68
Todd R. Lachman	30,700		10.68
Nils Lommerin	30,700		10.68

(1)	Performance shares were awarded to employees at the level of vice president and above, as well as other key employees. However, the foregoing table only reflects performance shares awarded to the named executive officers.

(2)	Such 5,012 performance shares were granted to Mr. Wolford on June 23, 2005. Although awarded in fiscal year 2006, such performance share award reflected the final portion of the Compensation Committee’s strategy regarding Mr. Wolford’s compensation for fiscal 2005 and reflects the same vesting schedule as the fiscal year 2005 awards. Specifically, if the ROIC target for the fiscal year ending April 29, 2007 (fiscal 2007) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending April 27, 2008 (fiscal 2008) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending May 3, 2009 (fiscal 2009) is met, then the remaining 50% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 50% are forfeited. The vesting of the performance shares shall be accelerated to include cumulatively the next level(s) of vesting commensurate with the level of ROIC target achieved. For example, if the ROIC target for fiscal 2008 is achieved for fiscal 2007, then 50% of such shares will vest on the fiscal 2007 measurement date.

Employment and Other Arrangements
Plans
           The named executive officers are eligible to participate in the plans described below. Additional plans of Del Monte are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2006.
Del Monte Foods Company Annual Incentive Plan
           The Del Monte Foods Company Annual Incentive Plan (the “Annual Incentive Plan”) provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of such employee’s Fiscal Year Earnings. Actual payment amounts are based on Del Monte’s achievement of corporate financial objectives (“Corporate Financial Objectives”), business unit objectives (“Business Unit Objectives”) (if applicable) and individual performance objectives (“Individual Objectives/ Management By Objectives” (“MBOs”)) at fiscal year end.
           Corporate Financial Objectives and Business Unit Objectives are based on pre-established financial performance goals set forth in writing at the beginning of each Plan Year (as defined below) by the Compensation Committee. The Compensation Committee also will select target amounts, the specific relevant performance criteria and the weight to be afforded each criterion. As set forth in the Annual Incentive Plan, the relevant performance criteria may include (either individually or in combination, applied to Del Monte as a whole or individual units of the Company, and measured either absolutely or relative to a designated group of comparable companies): (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) market share, and (xv) any other objective and measurable criteria tied to Del Monte’s performance. All of the components set forth above must be established in writing by the Compensation Committee no later than ninety (90) days after the start of each Plan Year. The “Plan Year” for the Annual Incentive Plan is Del Monte’s fiscal year.
           The Individual Objectives/ MBO performance measure, by contrast, is based on the achievement of individual performance goals, which in turn may or may not be based on the foregoing fifteen business criteria. If the Individual Objectives/ MBOs are not based on those business criteria, the portion of the incentive award based on Individual Objectives/ MBOs will not be performance-based compensation for purposes of Internal Revenue Code 162(m).
           The table below sets forth the target percentage of Fiscal Year Earnings established for each named executive officer with respect to the 2006 fiscal year, the dollar value of such target bonus amount, the percentage of Fiscal Year Earnings awarded, and the dollar amount of the award.

	Targeted	Dollar	Percentage
Name	Percentage	Value	Awarded	Bonus Awarded

Richard G. Wolford	110%	$1,074,333	113%	$1,100,000
David L. Meyers	70%	323,400	72%	331,828
Timothy A. Cole	62.5%	218,750	64%	224,451
Todd R. Lachman	70%	305,433	70%	305,400
Nils Lommerin	70%	305,433	67%	291,621
Del Monte Corporation AIP Deferred Compensation Plan
           The Del Monte Corporation Annual Incentive Plan (AIP) Deferred Compensation Plan (the “AIP Deferred Compensation Plan”) was established on October 14, 1999 and amended on July 1, 2004,

under which certain employees at certain salary grades who are designated by the Chief Executive Officer are eligible to participate. Eligible employees may elect in advance to defer from 5% to 100% of their annual incentive award paid under the Annual Incentive Plan. Del Monte provides a matching contribution of up to 25% of the employee’s deferral amount. Eligible employees were first able to make such elections with respect to their awards for fiscal 2001. The employee deferral and the Del Monte match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the annual incentive awards are otherwise paid. The employee deferrals are always 100% vested. Del Monte’s matching contribution vests in equal installments over three years. In the event of a “Change in Control” (as defined in the plan), a participant will become 100% vested in Del Monte’s matching contribution. When distribution is made, the deferred stock units corresponding to the employee’s deferral amount and any vested Del Monte matching contribution will be paid out in the form of Del Monte common stock. At retirement, defined as having attained at least age 55 with 10 years of service, the employee is paid in a lump sum or installments over not more than 15 years, as elected at the commencement of the deferral. If employment terminates due to disability, the employee is paid a lump sum or installments over not more than 15 years, as elected at commencement of the deferral. Upon other termination of employment or death, a lump sum is paid. Payments on account of unforeseen financial emergencies prior to termination of employment are permitted. The deferred stock units issued under the AIP Deferred Compensation Plan, as well as the ultimate issuance of any Del Monte common stock, are granted under the 2002 Plan, as described below.
           The AIP Deferred Compensation Plan is intended to be administered in accordance with the American Jobs Creation Act of 2004 (“AJCA”) and Del Monte intends to amend the plan documents by the deadline for AJCA compliance under current guidance, December 31, 2006.
           For fiscal 2006, the following named executive officers elected to defer all or a portion of their annual incentive award under the Annual Incentive Plan pursuant to the AIP Deferred Compensation Plan.

	Percentage of
	Incentive Award		Deferred Stock
Name	Deferred	Dollar Value	Units Issued

Richard G. Wolford	20%	$220,000	24,500	(1)
Timothy A. Cole	10%	22,445	2,500	(2)
Todd R. Lachman	10%	30,540	3,319	(3)
Nils Lommerin	100%	291,621	32,475	(4)

(1)	Includes 4,900 deferred stock units representing the Del Monte matching contribution under the AIP Deferred Compensation Plan. Such deferred stock units vest in equal annual installments over a three-year period, with the first installment vesting on July 10, 2007.

(2)	Includes 500 deferred stock units representing the Del Monte matching contribution under the AIP Deferred Compensation Plan. Such deferred stock units vest in equal annual installments over a three-year period, with the first installment vesting on July 10, 2007.

(3)	Includes 664 deferred stock units representing the Del Monte matching contribution under the AIP Deferred Compensation Plan. Such deferred stock units expired without vesting in connection with Mr. Lachman’s resignation effective June 19, 2006.

(4)	Includes 6,495 deferred stock units representing the Del Monte matching contribution under the AIP Deferred Compensation Plan. Such deferred stock units vest in equal annual installments over a three-year period, with the first installment vesting on July 10, 2007.
           Deferred stock units issued pursuant to the terms of the AIP Deferred Compensation Plan are credited with dividends in the form of additional deferred stock units. An aggregate 412 deferred stock units were issued to the named executive officers in connection with dividends declared and paid by the Company during fiscal 2006.

Stock Incentive Plans
           The 1997 Plan. The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997 and October 14, 1999 (the “1997 Plan”). The 1997 Plan provided for grants to key employees of incentive stock options and non-qualified stock options representing up to 1,821,181 shares of Del Monte common stock. Options under the 1997 Plan were granted at an exercise price equal to the fair market value of the shares at the time of grant. The term of any option under the 1997 Plan may not be more than ten years from the date of its grant. The 1997 Plan included two different vesting schedules. The first provided for annual vesting in equal installments over five years and the second provided for monthly vesting in equal installments over four years. Options outstanding under the 1997 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 1997 Plan). Additionally, in the event of a termination of employment due to death or Permanent Disability (as defined in the 1997 Plan), options shall remain exercisable until the expiration of one (1) year after such termination, but only to the extent that such options were exercisable at the time of such termination. As of April 30, 2006, eligible employees held options to purchase 650,845 shares of Del Monte common stock under the 1997 Plan. No additional shares are available to be granted under this plan.
           The Non-Employee Director and Independent Contractor Plan. On August 4, 1997, the Company also adopted the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, which was amended on November 4, 1997, October 14, 1999 and August 24, 2000. In connection with this plan, grants of non-qualified stock options representing 223,828 shares of common stock were able to be made to certain non-employee directors and independent contractors of the Company. The term of any option may not be more than ten years from the date of its grant and options generally vest over a four-year period. As of April 30, 2006, an eligible non-employee director held options to purchase 22,500 shares of common stock under this plan. No additional shares are available to be granted under this plan.
           The 1998 Plan. The Del Monte Foods Company 1998 Stock Incentive Plan (the “1998 Plan”) was initially adopted by the Board of Directors on April 24, 1998, was modified by the Board of Directors on September 23, 1998, and was approved by the stockholders on October 28, 1998. Further amendments were made on October 14, 1999 and August 24, 2000 and approved by the stockholders on November 15, 2000. Under the 1998 Plan, grants of incentive and non-qualified stock options (“Options”), stock appreciation rights (“SARs”) and stock bonuses (together with Options and SARs, the “1998 Incentive Awards”) representing up to 6,065,687 shares of Del Monte common stock were reserved to be issued to certain employees, non-employee directors and consultants of Del Monte. Additionally, any shares of Del Monte common stock subject to awards granted under any prior plan which were forfeited, expired or canceled were also eligible for issuance under the 1998 Plan. The term of any 1998 Incentive Award may not be more than ten years from the date of its grant. Options under the 1998 Plan were granted at an exercise price equal to the fair market value of the shares at the time of grant and generally vest over four years. 1998 Incentive Awards outstanding under the 1998 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 1998 Plan). Additionally, in the event of a termination of employment due to death or Disability (as defined in the 1998 Plan), 1998 Incentive Awards shall remain exercisable until the expiration of one (1) year after such termination, but only to the extent that such 1998 Incentive Awards were exercisable at the time of such termination. As of April 30, 2006, eligible employees held options to purchase 3,051,617 shares of common stock under the 1998 Plan. No additional shares are available to be granted under this plan.
           The 2002 Plan. The Del Monte Foods Company 2002 Stock Incentive Plan was adopted by the Board of Directors on October 11, 2002 and approved by the stockholders on December 19, 2002, effective December 20, 2002. On August 15, 2005, the Board of Directors approved the amendment and restatement of the Del Monte Foods Company 2002 Stock Incentive Plan (the “2002 Plan”), subject to stockholder approval. On September 29, 2005, the stockholders approved such amendment and restatement, which among other things, increased the total number of shares authorized for grant. The 2002 Plan provides for the grant of Options, SARs, stock bonuses and other stock-based compensation, including performance units or shares (together with Options, SARs and stock bonuses, the “2002 Incentive Awards”) representing up to 26,165,813 shares of common stock. For awards granted on or after May 2, 2005, the number of shares of common stock available for issuance under the 2002 Plan shall be reduced (i) by 1 share for each share of common stock issued pursuant to an option or a stock appreciation right with an exercise price of at least the fair market value of a share of common stock on the grant date and (ii) 1.94 shares for each share of common stock issued pursuant to other stock awards. For awards granted prior to May 1, 2005, the number of shares of common stock available for issuance under the 2002 Plan shall be reduced by 1 share for each share of common stock issued. If a stock award granted under the 2002 Plan expires or otherwise terminates without being exercised or settled in full, or if any shares of common stock issued pursuant to a stock award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by the Company shall revert to and again become available for issuance under the 2002 Plan.
           Subject to certain limitations, the Compensation Committee of the Board of Directors has authority to grant 2002 Incentive Awards under the 2002 Plan and to set the terms of any 2002 Incentive Awards. Grants may be made to certain employees, non-employees directors and independent contractors.
           The term of any Option or SAR may not be more than ten years from the date of its grant. Options are generally granted at an exercise price equal to the fair market value of the shares at the time of grant. Options for eligible employees generally vest over four years; initial option grants for non-employee directors generally vest over three years; and annual option grants for non-employee directors generally vest immediately. Performance accelerated restricted stock units granted in fiscal 2006 vest in September of fiscal 2011, subject to earlier vesting at the end of fiscal 2008 or fiscal 2009 if certain targets are met. Performance accelerated restricted stock units granted in fiscal 2004 vest in September of fiscal 2009, subject to earlier vesting at the end of fiscal 2007 if certain targets are met (targets were not met that would have accelerated vesting to the end of fiscal 2006). Performance share awards granted in fiscal 2006 are subject to vesting based on the achievement of certain performance criteria. If the performance criteria are not met, the performance shares are forfeited. Vesting of the performance shares is based on the Company’s achievement of certain return-on-invested-capital or ROIC targets. If the ROIC target for the fiscal year ending April 27, 2008 (fiscal 2008) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending May 3, 2009 (fiscal 2009) is met, then 25% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 25% are forfeited. If the ROIC target for the fiscal year ending May 2, 2010 (fiscal 2010) is met, then the remaining 50% of the performance shares will vest on the first day after the Company files its Form 10-K for such fiscal year; if such target is not met, then such 50% are forfeited. The vesting of the performance shares shall be accelerated to include cumulatively the next level(s) of vesting commensurate with the level of ROIC target achieved. For example, if the ROIC target for fiscal 2009 is achieved for fiscal 2008, then 50% of such shares will vest on the fiscal 2008 measurement date. The performance share awards granted in fiscal 2005 are subject to vesting based on the achievement of certain performance criteria over the period ending May 3, 2009 (fiscal 2009), similar to the vesting of the performance share awards granted in fiscal 2006.
           Incentive Awards outstanding under the 2002 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 2002 Plan). Additionally, upon death or Disability (as defined in the 2002 Plan), 2002 Incentive Awards automatically vest and become immediately exercisable until the expiration of the original term of the 2002 Incentive Award. If termination of employment is due to retirement, 2002 Incentive Awards shall remain exercisable until the expiration of the original term of the 2002 Incentive Award, but only to the extent that such 2002 Incentive Awards were exercisable at the time of such termination. If the 2002 Plan participant dies within three months following an involuntary termination without Cause (as defined in the 2002 Plan), then 2002 Incentive Awards granted to such participant shall remain exercisable until the expiration of the original term of the 2002 Incentive Award, or, if sooner, one year from the participant’s death.
           As of April 30, 2006, eligible employees and non-employee directors held 658,779 restricted stock units (including PARs), 961,025 performance shares, 177,933 deferred stock units and options to purchase 11,202,308 shares of common stock under the 2002 Plan, and 11,264,656 additional shares were available under the 2002 Plan to be issued in connection with future awards.
           Additional Vesting Information. Vesting of incentive awards under the 1997 Plan, 1998 Plan and 2002 Plan may be affected in the event an employee retires, is terminated without cause (or, for executives with employment agreements, resigns for good reason); provided that, in the case of termination without cause (or, for executives with employment agreements, resignation for good reason), the employee must be at the level of vice president or higher at the time of such termination or resignation. See “Employment and Other Arrangements — Plans — Executive Severance Plan” and “Employment and Other Arrangements — Employment and Other Agreements.”
Equity Compensation Plan Information
           The following table sets forth information on Del Monte’s equity compensation plans. All equity compensation plans have been approved by Del Monte stockholders.

As of April 30, 2006

Number of Securities
Remaining Available for
	Number of				Future Issuance under
	Securities to be Issued		Weighted-Average		Equity Compensation
	upon Exercise of		Exercise Price of		Plans (Excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected
	Warrants and Rights		Warrants and Rights		in Column (a))
Plan Category	Column (a)		Column (b)		Column (c)

Equity compensation plans approved by security holders	16,725,007	(1)	$9.16	(2)	11,264,656	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	16,725,007		$9.16		11,264,656

(1)	This includes 658,779 restricted stock units, 961,025 performance shares, 177,933 deferred stock units, and 14,927,270 options to purchase shares outstanding under the Del Monte Foods Company 1997 Stock Incentive Plan (the “1997 Plan”), the Non-Employee Director and Independent Contractor Plan, the Del Monte Foods Company 1998 Stock Incentive Plan (the “1998 Plan”) and the Del Monte Foods Company 2002 Stock Incentive Plan (the “2002 Plan”).

(2)	This weighted exercise price does not include outstanding performance shares, restricted or deferred stock units. The remaining weighted term of these options is 6.77 years.

(3)	All of these shares remain available for future grants of awards under the 2002 Plan. As of April 30, 2006, 1,059,720 shares had been issued under the 2002 Plan.
Del Monte Retirement Programs

Qualified Retirement Plans
           Del Monte Corporation Retirement Plan for Salaried Employees. The Del Monte Corporation Retirement Plan for Salaried Employees (the “Del Monte Corporation Retirement Plan”), which became effective as of January 1, 1990, is a non-contributory, cash balance defined benefit retirement plan covering salaried employees of Del Monte. Credits are made monthly to each participant’s Personal Retirement Account (“PRA”) consisting of a percentage of that month’s eligible compensation (compensation credit), plus interest (interest credit) on the participant’s account balance. A participant is fully vested upon completion of five years of service.

           Monthly compensation includes base salary and Annual Incentive Plan bonuses that are not deferred, but does not include any other incentive compensation. Prior to January 1, 2005, the compensation credits for the PRA were determined in accordance with the following schedule:

	All Monthly	Monthly Compensation
Participant Age	Compensation	Above Social Security Wage Base

Below age 35	4.0%	3.0%
35 but below 45	5.0%	3.0%
45 but below 55	6.0%	3.0%
55 and over	7.0%	3.0%
           The calculation of compensation credits under the PRA was changed to the following schedule for all active participants on and after January 1, 2005:

Percentage of
Participant Age	Monthly Compensation

Below 30	3.0%
30 but below 35	4.0%
35 but below 40	5.0%
40 but below 45	6.0%
45 but below 50	8.0%
50 but below 55	10.0%
55 but below 60	11.0%
60 but below 65	12.0%
Age 65 and over	13.0%
           The rate used for interest credits under the Del Monte Corporation Retirement Plan was 110% of the interest rate published by Pension Benefit Guaranty Corporation (“PBGC”) until January 1, 1998 when it changed to 1.5% plus the yield on the 12-month Treasury Bill rate, which was replaced as of June 1, 2001 by the yield on the 6-month Treasury Bill rate. In addition, the factors for converting account balances to annuities are based on the 30-Year Treasury Bond rates and an IRS specified mortality table.
           A participant’s annual age 65 annuity benefit will be the greater of an annuity based on (1) the PRA credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (2) the PRA credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her PRA account balance or alternate annuity forms.
           Del Monte Savings Plan. The Del Monte Savings Plan, which became effective January 1, 1990, is a defined contribution 401(k) form of plan covering eligible regular, full-time, and part-time salaried employees. Such employees may contribute, through payroll deductions, up to 20% of compensation, as defined in the plan, in any combination of pre-tax and after-tax contributions and, for employees age 50 and over, may contribute up to the legal limit for catch-up contributions. Del Monte matches 50% of a participant’s pre-tax contributions (excluding any pre-tax catch-up contributions) on elections to defer up to 6% of eligible compensation.
           During calendar year 2004, participants in the Del Monte Savings Plan who were former Heinz employees also had credited to their plan accounts a percentage of eligible compensation based on age, referred to as a “Retirement Contribution.” These percentages, as set forth in the schedule below, were the same Company Contribution Account (“CCA”) percentages those salaried participants received from the Company while participants in the H. J. Heinz Company Employees Retirement and Savings Plan

after the Merger but before January 1, 2004. Such salaried participants’ CCA accounts were transferred to the Del Monte Savings Plan in calendar 2004 as a result of the December 20, 2002 merger with Heinz.

Percentage of
Participant Age	Monthly Contribution

Below Age 30	1.5%
30 but below 35	3.0%
35 but below 40	5.0%
40 but below 45	7.0%
45 but below 50	9.0%
50 but below 55	11.0%
55 but below 60	12.0%
60 and over	13.0%
           The Del Monte Savings Plan was amended, effective January 1, 2005, to cease future Retirement Contributions. Instead, these salaried participants of the former Heinz business units became eligible to participate in the Del Monte Corporation Retirement Plan, as described above. Effective December 31, 2004, each active Del Monte employee who was a former Heinz employee became 100% vested in his or her Retirement Contribution/ CCA account in the Del Monte Savings Plan.

Nonqualified Retirement Plans
           Del Monte Corporation Additional Benefits Plan. On December 16, 2004, the Board of Directors approved the merger as of January 1, 2005 of the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan into a single plan called the Del Monte Corporation Additional Benefits Plan, which provides the same benefits as the original plans. The January 1, 2005 Del Monte Corporation Additional Benefits Plan is a “top hat” and “excess” benefit plan designed to provide supplemental benefits equal to certain benefits that the Del Monte Corporation Retirement Plan cannot pay on account of Internal Revenue Code (“IRC”) limits under Sections 401(a)(17) and 415 and to provide supplemental matching contributions that the Del Monte Savings Plan cannot pay due to IRC limits. Generally, supplemental benefits based on the PRA are paid in a lump sum six months after retirement or termination while benefits that supplement Del Monte Corporation Retirement Plan benefits based on any final average pay formula are paid as annuities beginning six months after retirement or termination. Supplemental matching contributions based on the Del Monte Savings Plan are paid in a lump sum in the calendar year after the IRC limitation would have been applied, or, if the participant elects before the beginning of that calendar year, supplemental matching contributions are deferred, with earnings, until six months after termination of employment and then paid in a lump sum. Benefits are nonqualified deferred compensation, unfunded and paid from the general assets of Del Monte. In addition, for Mr. Meyers, the Additional Benefits Plan provides an additional retirement benefit 1) as if benefits were accrued under the Del Monte Corporation Retirement Plan with respect to periods for which he is paid severance, treating such periods as a period of active employee service thereunder, and 2) treating any severance pay as pensionable compensation under the Del Monte Corporation Retirement Plan.
           The Additional Benefits Plan is intended to be administered in accordance with the American Jobs Creation Act of 2004 (“AJCA”) and Del Monte intends to amend the plan documents by the deadline for AJCA compliance under current guidance, December 31, 2006.
           Del Monte Employees Retirement & Savings Excess Plan. The Del Monte Employees Retirement & Savings Excess Plan was established, effective December 20, 2002, as a successor plan to the H.J. Heinz Company Employees Retirement & Savings Excess Plan. This “top hat” and “excess” plan is designed to provide supplemental benefits equal to those that the Del Monte Savings Plan and, before calendar year 2004, the H. J. Heinz Company Employees Retirement and Savings Plan, could not pay as Retirement Contributions/ CCA contributions on account of the IRC limits described above. Effective

December 31, 2004, each active Del Monte employee became vested in his or her Retirement Contribution/ CCA account. Effective January 1, 2005 no additional supplemental benefits will be credited to this plan because no further Retirement Contributions/ CCA will be made to the Del Monte Savings Plan. Benefits are paid in a lump sum upon termination of employment or death. Benefits are nonqualified deferred compensation, unfunded and paid from the general assets of Del Monte.
           Del Monte Corporation Supplemental Executive Retirement Plan. The Del Monte Corporation Supplemental Executive Retirement Plan (“SERP”) was established effective December 20, 2002 for named legacy Heinz employees, as required under the terms of the merger agreement with Heinz (“Heinz Participants”). On September 22, 2004, effective as of January 1, 2005, the SERP was amended and restated to also include all employees at the level of vice president or above who are not otherwise Heinz Participants (“Del Monte Participants”). As noted below, a Del Monte Participant’s employment generally must terminate after December 20, 2007 (five years following the consummation of the merger with the former Heinz businesses) in order for such Del Monte Participant to vest in the SERP benefit. Messrs. Wolford, Meyers, Cole and Lommerin are Del Monte Participants. Mr. Lachman was a Heinz Participant during fiscal 2006, but is no longer eligible for any SERP benefits effective as of his resignation on June 19, 2006.
           The SERP benefit is a lump sum amount paid to the participant after taking into account all other retirement benefits payable to the participant. The SERP benefit is determined first as a gross lump sum benefit equal to a multiple (1 to 5), based on years of service (including Heinz service) as shown below, of final average compensation (which, for purposes of the SERP, is the average of the highest 5 calendar years of compensation out of the last 10 years). The SERP benefit is then reduced on an actuarial equivalent basis by any benefits payable to the participant under Del Monte’s qualified and other nonqualified plans and, for the Heinz Participants as applicable, a qualified plan of H. J. Heinz Company. Notwithstanding the foregoing, the SERP benefit is not reduced by benefits based on employee contributions. The resulting net benefit is the SERP lump sum benefit. If the participant dies while actively employed but after qualifying for a SERP benefit, a benefit of 85% of the SERP benefit is paid to a designated beneficiary. The multiples of final average compensation, in five year increments, are noted below:

Multiple of Final
Years of Service(1)	Average Compensation

Less than 5 years	0
5 years	1.0
10 years	2.0
15 years	3.0
20 years	3.5
25 years	4.0
30 years	4.5
35 years	5.0 Maximum

(1)	For ease of presentation, years of service and the corresponding multiple of final average compensation are presented in the table above in five-year increments. However, between five years of service and thirty-five years of service, the applicable multiple of final average compensation increases based on one-year increments.
           A participant qualifies for a SERP benefit upon attaining age 55 and at least 5 years of service, although Del Monte Participants must also terminate employment after December 20, 2007 (except as discussed below in connection with the June 29, 2006 amendment). A participant will also qualify for a SERP benefit in any event if a Change of Control (as defined in the 2002 Plan) occurs and the participant is terminated within two years of the Change of Control. A SERP benefit is paid in a lump sum six months after termination of employment. Termination for cause (as defined in the SERP) results in complete forfeiture of SERP benefits.

           On June 29, 2006, the Compensation and Benefits Committee of Del Monte Corporation, a wholly-owned subsidiary of the Company, approved the amended and restated SERP, effective June 1, 2006 to (1) allow participation by otherwise eligible individuals who are employed by subsidiaries of Del Monte Corporation, (2) clarify the definition of “service” for purposes of determining eligibility for benefits and the SERP benefit amount, and (3) eliminate the December 20, 2007 vesting requirement for employees being terminated without cause in connection with the transformation plan announced by Del Monte on June 22, 2006. This amendment to the SERP clarifies that periods of “service” for purposes of determining the SERP benefit are only counted when there is an underlying employer-provided pension benefit for the same period. Thus, following an acquisition, past service credit is recognized only when the obligation to provide employer-provided pension benefits for that period has been transferred to Del Monte Corporation. In addition, the definition of service was amended to provide that prior service with an acquired company or business, if otherwise eligible as past service credit, shall not be credited under the SERP until the participant has completed three (3) years of service with Del Monte, without regard to any service with a prior employer.
           The SERP is a “top hat” nonqualified defined benefit plan. Benefits are nonqualified deferred compensation, unfunded and paid from the general assets of Del Monte. The SERP is intended to be administered in accordance with the AJCA and Del Monte intends to amend the plan documents by the deadline for AJCA compliance under current guidance, December 31, 2006.

Retirement Benefits for Named Executive Officers
           Set forth below are the estimated annual benefits payable at age 65 under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Additional Benefits Plan for the named executive officers (excluding amounts deferred under the Del Monte Corporation Additional Benefits Plan relating to the Del Monte Savings Plan, which amounts are reported in the Summary Compensation Table). Amounts in the following table are calculated based on the formulas described above. Such amounts are not subject to offset for any Social Security benefits or other amounts. Executives may elect either annuity forms or a lump sum distribution from the qualified plan; however, benefits from the Additional Benefits Plan generally are paid in a lump sum if such benefits are calculated based on the PRA or in annuity form if calculated based on final average compensation.

		Assumed increase in		Assumed increase in
		Compensation of 0%(1)		Compensation of 5%(2)

		Estimated	Estimated	Estimated	Estimated
	Year	Annual Annuity	Lump Sum	Annual Annuity	Lump Sum
	Attaining	Retirement	Retirement	Retirement	Retirement
Participant(3)	Age 65	Benefit(4)	Benefit	Benefit(4)	Benefit

Richard G. Wolford	2010	$177,000	$1,920,000	$182,000	$1,979,000
David L. Meyers	2011	174,000	1,894,000	179,000	1,940,000
Timothy A. Cole	2022	92,000	997,000	135,000	1,462,000
Todd R. Lachman(5)	2029	173,000	1,885,000	297,000	3,230,000
Nils Lommerin	2031	207,000	2,251,000	357,000	3,876,000

(1)	Assumes no increase in annual salary or Annual Incentive Plan award based on the most recently completed calendar year.

(2)	Assumes a 5% increase in annual salary and for the Annual Incentive Plan award based on the most recently completed calendar year.

(3)	Mr. Lommerin will become vested in the Del Monte Corporation Retirement Plan on March 10, 2008. Mr. Cole will become vested in the Del Monte Corporation Retirement Plan on September 6, 2009. The other named executive officers are vested in the Del Monte Corporation Retirement Plan.

(4)	Assumes an interest credit rate of 6% for PRA until age 65.

(5)	Following Mr. Lachman’s resignation effective June 19, 2006, Mr. Lachman ceased accruing benefits under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Additional Benefits Plan. The lump sum amount to which Mr. Lachman is entitled under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Additional Benefits Plan-related portion of the Del Monte Corporation Additional Benefits Plan is $65,900.

SERP Benefits for Named Executive Officers
           Set forth below are the estimated annual benefits payable at age 65 under the Del Monte Corporation Supplemental Executive Retirement Plan (SERP) for the named executive officers. Amounts in the following table are calculated based on the schedule described above. The form of SERP benefit is a lump sum payment. As set forth under the description of the SERP above, the SERP benefit is reduced on an actuarial equivalent basis by any benefits payable to the named executive officer under Del Monte’s qualified and other nonqualified plans and, for Mr. Lachman who was a Heinz Participant, a qualified plan of H.J. Heinz Company. Notwithstanding the foregoing, the SERP benefit is not reduced by benefits based on employee contributions (included related Company matching contributions).

	Assumed increase in			Assumed increase in
	Compensation of 0%(1)			Compensation of 5%(2)

		Estimated			Estimated
	Estimated	Offset from	Estimated	Estimated	Offset from	Estimated
	Gross SERP	Qualified/Non-	Net SERP	Gross SERP	Qualified/Non-	Net SERP
Participant(3)	Benefit	Qualified(4)	Benefit	Benefit	Qualified(4)	Benefit

Richard G. Wolford	$3,688,000	$1,920,000	$1,768,000	$3,688,000	$1,979,000	$1,709,000
David L. Meyers	3,181,000	1,894,000	1,287,000	3,181,000	1,940,000	1,241,000
Timothy A. Cole	1,073,000	997,000	76,000	2,129,000	1,462,000	667,000
Todd R. Lachman	2,112,000	2,418,000	—	4,925,000	3,763,000	1,162,000
Nils Lommerin	2,037,000	2,251,000	—	5,210,000	3,876,000	1,334,000

(1)	Assumes no increase in annual salary or Annual Incentive Plan award based on the most recently completed calendar year. As previously discussed, no bonuses were paid under the Del Monte Foods Company Annual Incentive Plan with respect to fiscal 2005. Accordingly, the most recently completed calendar year does not include an Annual Incentive Plan award.

(2)	Assumes a 5% increase in annual salary and for the Annual Incentive Plan award based on the most recently completed calendar year. Because the most recently completed calendar year does not include an Annual Incentive Plan award, applying a 5% growth rate to such amount for the years until Mr. Wolford reaches age 65 does not result in an increase in Mr. Wolford’s final average compensation (which, for purposes of the SERP, is the average of the highest 5 calendar years of compensation out of the last 10 years) at age 65. Accordingly, Mr. Wolford’s estimated gross SERP benefit under the 5% growth scenario is the same as his estimated gross SERP benefit under the 0% growth scenario. Similarly, Mr. Meyers’ estimated gross SERP benefit under the 5% growth scenario is also the same as his estimated gross SERP benefit under the 0% growth scenario.

(3)	Mr. Wolford and Mr. Meyers will become vested in the SERP on December 20, 2007; Mr. Cole on April 30, 2012; and Mr. Lommerin on November 5, 2019. Mr. Lachman will not vest in the SERP as his employment with the Company terminated prior to such vesting. Such vesting is subject to acceleration in connection with a Change of Control as set forth above in the description of the Del Monte Supplemental Executive Retirement Plan.

(4)	The estimated offset reflects the lump sum amounts from the Del Monte Corporation Retirement Plan and the Del Monte Corporation Additional Benefits Plan, as set forth in the prior table. For Mr. Lachman, the estimated offset also includes $533,000, the lump sum amount for Mr. Lachman’s Retirement Contribution/ CCA, calculated at an assumed interest rate of 6% until age 65.

Executive Severance Plan
           Effective January 1, 2006, the Compensation Committee approved an Executive Severance Plan for senior Del Monte employees at the vice president level and higher whose employment is not subject to an employment agreement with the Company (the “Executive Severance Plan”). Generally, the Executive Severance Plan provides salary and target bonus benefits for such employees who are terminated without cause at the following levels: (1) Chief Executive Officer — two times base salary and target bonus, paid in a lump sum, (2) Executive Vice President and Senior Vice President — one and one-half times base salary and target bonus, paid in a lump sum, and (3) other vice presidents — one times annual base salary and target bonus, paid in a lump sum. In addition, such employees would receive continuation of medical benefits for up to two (2) years, depending on the executive’s participation level, a pro-rata target bonus payment and pro-rata vesting of outstanding long-term incentive awards. For such employees terminated without cause within twenty four months after a Change of Control (as defined in the 2002 Plan), the salary and target bonus continuation benefits described above shall be paid in a lump sum within thirty days of termination at the following levels: (1) Chief Executive Officer — 2.99 times base salary and target bonus, (2) Executive Vice President and Senior Vice President — two (2) times base salary and target bonus, and (3) other vice presidents — one and one-half times base salary and target bonus. In addition, all participants would receive a full tax gross-up for such lump sum payments, subject to certain restrictions, and medical benefit continuation for up to 18 months. Such employees would also receive reimbursement for any legal fees incurred by them in order to enforce the Change of Control trigger of severance benefits. For purposes of the severance policy, “cause” has substantially the same meaning as set forth in the Lommerin Employment Agreement. See “— Employment and Other Agreements — Lommerin Employment Agreement” below.
American Jobs Creation Act
           The American Jobs Creation Act of 2004 (“AJCA”) added Internal Revenue Code Section 409A (“IRC 409A”) which made significant changes to deferred compensation arrangements effective as of January 1, 2005. Under current guidance, deferred compensation arrangements can be amended until December 31, 2006 to comply with IRC 409A. Del Monte’s plans are intended to comply with the AJCA and Del Monte may amend any deferred compensation arrangement by the deadline for AJCA compliance for the purpose of complying with the AJCA, particularly after additional guidance has been issued by the Internal Revenue Service (“IRS”) which the IRS has indicated shall occur in the fall of 2006.
Employment and Other Agreements
           The following are summaries of the material provisions of the employment agreements with each of the named executive officers as well as the severance agreement for Mr. Lachman. The employment agreement and related amendments with Mr. Wolford (the “Wolford Employment Agreement”), the employment agreement with Mr. Meyers (the “Meyers Employment Agreement”), the employment agreement with Mr. Cole (the “Cole Employment Agreement”), the employment agreement with Mr. Lommerin (the “Lommerin Employment Agreement”), the employment agreement with Mr. Lachman (the “Lachman Employment Agreement”) and the severance agreement with Mr. Lachman (the “Lachman Severance Agreement”) do not purport to be complete and are qualified in their entirety by reference to these agreements, which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 or our Current Report on Form 8-K dated June 21, 2006.
           The effect of the American Jobs Creation Act of 2004 on the employment agreements with the named executive officers is under review. Del Monte intends to comply with the AJCA and, accordingly, will amend the employment agreements as needed, particularly after additional guidance has been issued by the IRS, which the IRS has indicated should occur in the fall of 2006.

Wolford Employment Agreement
           The Wolford Employment Agreement is for an indefinite term with compensation established by the Compensation Committee of the Board of Directors equal to an annual base salary of $950,000, less taxes and deductions, or as adjusted from time to time by the Compensation Committee, and eligibility for an annual incentive bonus targeted at 110% of Mr. Wolford’s base salary, or as adjusted from time to time by the Compensation Committee. On December 14, 2005, the Compensation Committee adjusted the base salary for Mr. Wolford to an annual base salary of $990,000, effective September 1, 2005. Mr. Wolford’s compensation also includes participation in Del Monte’s executive perquisite plan, health and welfare benefit plans, retirement plans, and stock incentive plans.
           The Wolford Employment Agreement provides that if Mr. Wolford’s employment is terminated by Del Monte for Cause (as defined in the Wolford Employment Agreement), due to his Permanent Disability (as defined in the Wolford Employment Agreement) or due to his death, Mr. Wolford or his estate shall be entitled to receive any earned, but unpaid base salary and a pro-rata target bonus payment.
           The Wolford Employment Agreement provides that if Mr. Wolford’s employment is terminated without Cause, Mr. Wolford would be entitled to receive two (2) times his base salary and target bonus in effect at the time of such termination without Cause paid in equal installments over 18 months after the termination date. On December 14, 2005, the Wolford Employment Agreement was amended to cap Mr. Wolford’s base salary and target bonus severance payment to $3,990,000 in the event Mr. Wolford terminates his employment for any reason, which amount is equal to two (2) times Mr. Wolford’s base salary and target bonus established in September 2004. (Prior to the December 14, 2005 amendment, in the event Mr. Wolford terminated his employment for any reason, Mr. Wolford’s base salary and target bonus payment would have been calculated based on the amount of his base salary and target bonus in effect at the time of such termination by Mr. Wolford.)
           The Wolford Employment Agreement also provides that if Mr. Wolford’s employment is terminated without Cause, or by Mr. Wolford for any reason, Mr. Wolford would receive any earned, but unpaid base salary, a pro-rata target bonus payment and, for a two-year period following the termination date, participation in any executive perquisite, life, medical, dental, prescription drug and short- and long-term disability insurance plans or programs in which Mr. Wolford was entitled to participate in at any time during the twelve-month period prior to his termination date. Additionally, following the two-year benefit continuation period, the Company has agreed to use its best efforts to provide a method for Mr. Wolford to continue to participate in the Company’s medical plans at his own expense until he is eligible for Medicare benefits, provided that the Company’s medical plans remain self-insured and/or the Company’s medical insurer agrees to such participation. The Wolford Employment Agreement also provides that if Mr. Wolford’s employment is terminated without Cause, or by Mr. Wolford for any reason, Mr. Wolford would be entitled to receive pro-rata vesting of outstanding stock incentive awards.
           The Wolford Employment Agreement provides that if Mr. Wolford’s employment is terminated without Cause within two years after a Change of Control (as defined in the Del Monte Foods Company 2002 Stock Incentive Plan), Mr. Wolford would be entitled to receive 2.99 times his base salary and target bonus paid in a lump sum within 30 days of the termination date. The Wolford Employment Agreement also provides that if the base salary and target bonus portion of such severance payment is an “excess parachute payment,” which subjects Mr. Wolford to an excise tax under Internal Revenue Code Section 280G, Mr. Wolford will be paid a net amount equal to the excise tax with respect to such payment, after a gross-up for all taxes on such payment. Mr. Wolford would also receive a pro-rata target bonus payment, continuation of executive perquisites and health and welfare benefits for two years after the termination date, and reimbursement for any legal fees incurred by him in order to enforce the change of control trigger of severance benefits.
           All of the forgoing termination without Cause, voluntary resignation and change of control severance benefits are subject to Mr. Wolford signing a general release and waiver with respect to any claims he may have against Del Monte. The Wolford Employment Agreement includes provisions regarding non-disclosure of the proprietary or confidential information of Del Monte, non-solicitation of

Del Monte employees, non-interference with the business relationships of any current or future Del Monte customers or suppliers and indemnification.
Meyers Employment Agreement
           The Meyers Employment Agreement is for an indefinite term with compensation established by the Compensation Committee equal to an annual base salary of $450,000, less taxes and deductions, or as adjusted from time to time by the Compensation Committee, and eligibility for an annual incentive bonus targeted at 70% of Mr. Meyers’ base salary, or as adjusted from time to time by the Compensation Committee. On September 29, 2005, the Compensation Committee adjusted the base salary for Mr. Meyers to an annual base salary of $468,000, effective September 1, 2005. Mr. Meyers’ compensation includes participation in Del Monte Foods’ executive perquisite plan, health and welfare benefit plans, retirement plans, and stock incentive plans.
           The Meyers Employment Agreement provides that if Mr. Meyers’ employment terminates due to his death, Mr. Meyers’ estate shall be entitled to receive any earned, but unpaid base salary and a pro-rata target bonus payment. The Meyers Employment Agreement also provides that if Mr. Meyers’ employment terminates due to his disability (as defined in the Meyers Employment Agreement), he would receive severance payments in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target bonus for the year in which termination occurs paid in equal installments over 12 months after the termination date and any eligible long term disability plan benefits.
           The Meyers Employment Agreement provides that if Mr. Meyers’s employment is terminated without Cause (as defined in the Meyers Employment Agreement) or if he resigns for Good Reason (as defined in the Meyers Employment Agreement), he would be entitled to receive any earned, but unpaid base salary, a pro-rata target bonus payment, 12 months of executive perquisites, 18 months of executive-level outplacement services up to a maximum amount, including six (6) months of office and secretarial services, and two (2) times his base salary and target bonus (for the year in which such termination occurs, or, if greater, the bonus for the next preceding year of full-time employment) paid in equal installments over 18 months after the termination date. The Meyers Employment Agreement also provides Mr. Meyers with continued participation in Del Monte’s health and welfare benefits (other than disability benefits) and retirement benefits (or a no less favorable benefit) for a thirty-six (36) month period following his termination date. The Meyers Employment Agreement provides that following the thirty-six (36) month health and welfare benefit continuation period, Del Monte shall also use its best efforts to provide a method for Mr. Meyers to continue to participate in Del Monte’s medical plans at his own expense until he is eligible for Medicare benefits, provided that Del Monte’s medical plans remain self-insured and/or the Company’s medical insurer agrees to such participation. In addition, the Meyers Employment Agreement provides Mr. Meyers with pro-rata vesting of outstanding stock incentive awards.
           The Meyers Employment Agreement provides that in the event of Termination Upon Change of Control, (as defined in the Meyers Employment Agreement), Mr. Meyers would be entitled to receive the benefits set forth above; provided however that the base salary and target bonus portion of his severance payment would be paid in a lump sum within 30 days of the termination date. In addition, the Meyers Employment Agreement provides that if the base salary and target bonus portion of his severance payment is an “excess parachute payment,” which subjects Mr. Meyers to an excise tax under Internal Revenue Code Section 280G, Mr. Meyers will be paid a net amount equal to the excise tax with respect to such payment, after a gross-up for all taxes on such payment. Mr. Meyers would also receive reimbursement for any legal fees incurred by him in order to enforce the change of control trigger of severance benefits.
           All of the forgoing termination without Cause/for Good Reason, disability and change of control severance benefits are subject to Mr. Meyers signing a general release and waiver with respect to any claims he may have against Del Monte. The Meyers Employment Agreement includes provisions regarding non-disclosure of the proprietary or confidential information of Del Monte, non-solicitation of Del Monte employees, non-interference with the business relationships of any current or future Del Monte customers or suppliers and indemnification.

Cole Employment Agreement
           The Cole Employment Agreement is for an indefinite term and provides Mr. Cole with compensation established by the Compensation Committee equal to an annual base salary of $300,000, less taxes and deductions, or as adjusted from time to time by the Compensation Committee, and eligibility for an annual incentive bonus targeted at 62.5% of Mr. Cole’s base salary, or as adjusted from time to time by the Compensation Committee. On September 29, 2005, the Compensation Committee adjusted the base salary for Mr. Cole to an annual base salary of $375,000, effective September 1, 2005. Mr. Cole’s compensation includes participation in Del Monte Foods’ executive perquisite plan, health and welfare benefit plans, retirement plans and stock incentive plans.
           The Cole Employment Agreement provides that if Mr. Cole’s employment terminates due to his death, Mr. Cole’s estate shall be entitled to receive any earned, but unpaid base salary and a pro-rata target bonus payment. The Cole Employment Agreement provides that if Mr. Cole’s employment terminates due to his disability (as defined in the Cole Employment Agreement), he would receive severance payments in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target bonus for the year in which termination occurs paid in equal installments over 12 months after the termination date and any eligible long term disability plan benefits.
           The Cole Employment Agreement provides that if Mr. Cole’s employment is terminated without Cause (as defined in the Cole Employment Agreement) or if he resigns for Good Reason (as defined in the Cole Employment Agreement), he would be entitled to receive any earned, but unpaid base salary, a pro-rata target bonus payment, and 18 months of executive-level outplacement services up to a maximum amount. The Cole Employment Agreement provides that if Mr. Cole’s employment is terminated without Cause or he resigns for Good Reason he would also receive pro-rata vesting of outstanding stock incentive awards, one and one-half (1 1/2) times his base salary and target bonus (for the year in which such termination occurs) paid in equal installments over 18 months after the termination date, and continued participation in Del Monte’s health and welfare benefit plans (other than disability benefit plans) and executive perquisites until the earlier of (1) the end of an 18-month period or (2) such time as he is covered by comparable programs of a subsequent employer.
           The Cole Employment Agreement provides that in the event of Termination Upon Change of Control, (as defined in the Cole Employment Agreement), Mr. Cole would be entitled to receive the termination without Cause benefits set forth above, provided however that the severance payment of base salary and target bonus shall be in an amount equal to two (2) times Mr. Cole’s base salary and target bonus paid in a lump sum within 30 days after the termination date. In addition, the Cole Employment Agreement provides that if such severance payment is an “excess parachute payment,” which subjects Mr. Cole to an excise tax under Internal Revenue Code Section 280G, Mr. Cole will be paid a net amount equal to the excise tax with respect to such payment, after a gross-up for all taxes on such payment, provided that the severance payment exceeds the Internal Revenue Code Section 280G excess parachute payment criterion by five percent (5%) or more. Mr. Cole would also receive reimbursement for any legal fees incurred by him in order to enforce the change of control trigger of severance benefits.
           All of the forgoing termination without Cause/for Good Reason, disability and change of control severance benefits are subject to Mr. Cole signing a general release and waiver with respect to any claims he may have against Del Monte. The Cole Employment Agreement also includes provisions regarding non-solicitation of Del Monte employees, non-interference with the business relationships of any current or future Del Monte customers or suppliers, non-disclosure of the proprietary or confidential information of Del Monte, and indemnification.
Lommerin Employment Agreement
           The Lommerin Employment Agreement is for an indefinite term and provides Mr. Lommerin with compensation established by the Compensation Committee equal to an annual base salary of $425,000, less taxes and deductions, or as adjusted from time to time by the Compensation Committee, and eligibility for an annual incentive bonus targeted at 70% of Mr. Lommerin’s base salary, or as adjusted from time to time by the Compensation Committee. On September 29, 2005, the Compensation Committee adjusted the base salary for Mr. Lommerin to an annual base salary of $442,000, effective September 1, 2005. Mr. Lommerin’s compensation includes participation in Del Monte Foods’ executive perquisite plan, health and welfare benefit plans, retirement plans and stock incentive plans.
           The Lommerin Employment Agreement provides that if Mr. Lommerin’s employment terminates due to his death, Mr. Lommerin’s estate shall be entitled to receive any earned, but unpaid base salary and a pro-rata target bonus payment. The Lommerin Employment Agreement provides that if Mr. Lommerin’s employment terminates due to his disability (as defined in the Lommerin Employment Agreement), he would receive severance payments in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target bonus for the year in which termination occurs paid in equal installments over 12 months after the termination date and any eligible long term disability plan benefits.
           The Lommerin Employment Agreement provides that if Mr. Lommerin’s employment is terminated without Cause (as defined in the Lommerin Employment Agreement) or if he resigns for Good Reason (as defined in the Lommerin Employment Agreement), he would be entitled to receive any earned, but unpaid base salary, a pro-rata target bonus payment, and 18 months of executive-level outplacement services up to a maximum amount. The Lommerin Employment Agreement provides that if Mr. Lommerin’s employment is terminated without Cause or he resigns for Good Reason he would also receive pro-rata vesting of outstanding stock incentive awards, one and one-half (1 1/2) times his base salary and target bonus (for the year in which such termination occurs) paid in equal installments over 18 months after the termination date, and continued participation in Del Monte’s health and welfare benefit plans (other than disability benefit plans) and executive perquisites until the earlier of (1) the end of an 18-month period or (2) such time as he is covered by comparable programs of a subsequent employer.
           The Lommerin Employment Agreement provides that in the event of Termination Upon Change of Control, (as defined in the Lommerin Employment Agreement), Mr. Lommerin would be entitled to receive the termination without Cause benefits set forth above, provided however that the severance payment of base salary and target bonus shall be in an amount equal to two (2) times Mr. Lommerin’s base salary and target bonus. In addition, the Lommerin Employment Agreement provides that if such severance payment is an “excess parachute payment,” which subjects Mr. Lommerin to an excise tax under Internal Revenue Code Section 280G, Mr. Lommerin will be paid a net amount equal to the excise tax with respect to such payment, after a gross-up for all taxes on such payment, provided that the severance payment exceeds the Internal Revenue Code Section 280G excess parachute payment criterion by five percent (5%) or more. Mr. Lommerin would also receive reimbursement for any legal fees incurred by him in order to enforce the change of control trigger of severance benefits.
           All of the forgoing termination without Cause/for Good Reason, disability and change of control severance benefits are subject to Mr. Lommerin signing a general release and waiver with respect to any claims he may have against Del Monte. The Lommerin Employment Agreement also includes provisions regarding non-solicitation of Del Monte employees, non-interference with the business relationships of any current or future Del Monte customers or suppliers, non-disclosure of the proprietary or confidential information of Del Monte, and indemnification.
Lachman Employment Agreement
           The Lachman Employment Agreement was for an indefinite term and provided Mr. Lachman with compensation established by the Compensation Committee equal to an annual base salary of $425,000, less taxes and deductions, or as adjusted from time to time by the Compensation Committee, and eligibility for an annual incentive bonus targeted at 70% of Mr. Lachman’s base salary, or as adjusted from time to time by the Compensation Committee. On September 29, 2005, the Compensation Committee adjusted the base salary for Mr. Lachman to an annual base salary of $442,000, effective

September 1, 2005. Mr. Lachman’s compensation included participation in Del Monte Foods’ executive perquisite plan, health and welfare benefit plans, retirement plans and stock incentive plans.
           The Lachman Employment Agreement provided that if Mr. Lachman’s employment terminated due to his death, Mr. Lachman’s estate would have been entitled to receive any earned, but unpaid base salary and a pro-rata target bonus payment. The Lachman Employment Agreement provided that if Mr. Lachman’s employment terminated due to his disability (as defined in the Lachman Employment Agreement), he would receive severance payments in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs paid in equal installments over 12 months after the termination date and any eligible long term disability plan benefits.
           The Lachman Employment Agreement provided that if Mr. Lachman’s employment was terminated without Cause (as defined in the Lachman Employment Agreement) or if he resigned for Good Reason (as defined in the Lachman Employment Agreement), he would be entitled to receive any earned, but unpaid base salary, a pro-rata target bonus payment, and 18 months of executive-level outplacement services up to a maximum amount. The Lachman Employment Agreement provided that if Mr. Lachman’s employment was terminated without Cause or he resigns for Good Reason he would also receive pro-rata vesting of outstanding stock incentive awards, and one and one-half (1 1/2) times his base salary and target bonus (for the year in which such termination occurs) paid in equal installments over 18 months, continued participation in Del Monte’s health and welfare benefit plans (other than disability benefit plans) until the earlier of (1) the end of an 18-month period or (2) such time as he is covered by comparable programs of a subsequent employer, and participation in executive perquisites until the earlier of (1) the end of the 18-month period or (2) such time as he receives comparable perquisites from a subsequent employer.
           The Lachman Employment Agreement provided that in the event of Termination Upon Change of Control, (as defined in the Lachman Employment Agreement), Mr. Lachman would be entitled to receive the termination without Cause benefits set forth above, provided however that the severance payment of base salary and target bonus shall be in an amount equal to two (2) times Mr. Lachman’s base salary and target bonus, and made in a lump sum payment within 30 days of his termination date. In addition, the Lachman Employment Agreement provided that if such severance payment is an “excess parachute payment,” which subjected Mr. Lachman to an excise tax under Internal Revenue Code Section 280G, Mr. Lachman would be paid a net amount equal to the excise tax with respect to such payment, after a gross-up for all taxes on such payment, provided that the severance payment exceeded the Internal Revenue Code Section 280G excess parachute payment criterion by five percent (5%) or more. Mr. Lachman also would have received reimbursement for any legal fees incurred by him in order to enforce the change of control trigger of severance benefits.
           All of the forgoing termination without Cause/for Good Reason, disability and change of control severance benefits were subject to Mr. Lachman signing a general release and waiver with respect to any claims he may have against Del Monte. The Lachman Employment Agreement also included provisions regarding non-solicitation of Del Monte employees, non-interference with the business relationships of any current or future Del Monte customers or suppliers, non-disclosure of the proprietary or confidential information of Del Monte, and indemnification.
Lachman Severance Agreement
           Effective June 19, 2006, Mr. Lachman resigned his employment for Good Reason (as defined in the Lachman Employment Agreement). Thereafter, on June 21, 2006, Del Monte and Mr. Lachman entered into the Lachman Severance Agreement. The Lachman Employment Agreement provided for the payment of certain benefits to Mr. Lachman upon any termination of his employment for Good Reason. Generally, such benefits included the continuation of Mr. Lachman’s base salary, target bonus, perquisite allowance, and health and welfare benefits (excluding disability plan benefits) for the eighteen-month period following Mr. Lachman’s termination of employment, as well as a pro-rata target bonus payment for the fiscal year in which termination occurred, pro-rata vesting of outstanding equity awards and outplacement services. The Lachman Employment Agreement also provided that the continuation of perquisite and health and welfare benefits would only be for the lesser of eighteen months or the date upon which Mr. Lachman was covered by comparable programs of a subsequent employer.
           In order to comply with the deferred compensation legislation under IRC 409A and the guidance and proposed regulations issued by the Internal Revenue Service thereunder, certain adjustments were made to the payment structure of the severance arrangement described in the Lachman Employment Agreement upon resignation for Good Reason. These adjustments, as set forth in the Lachman Severance Agreement, included (1) a lump sum payment of cash severance benefits in an amount equal to eighteen months base salary and target bonus, less taxes and normal payroll deductions including Mr. Lachman’s contribution costs to continue his health and welfare benefits for eighteen months, payable six months after the Termination Date, and (2) a lump sum payment equal to six (6) months of Mr. Lachman’s executive cash allowance, payable six months after the Termination Date. The remaining severance benefits under the Lachman Employment Agreement were not changed.
           The Lachman Severance Agreement was intended to evidence good faith compliance with IRC 409A and to provide substantially the same severance benefits afforded by the Lachman Employment Agreement.
Conflicts of Interest
           Our Standards of Business Conduct set forth our general policies and procedures regarding how we will handle employee or director conflicts of interest. Additionally, we expect to address any conflicts of interest and any transactions we may have in the future with affiliates or other interested parties in accordance with applicable law. Delaware law provides that any transaction between a corporation and any director or officer or other entity in which any of the corporation’s directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or solely because the votes of interested directors are counted in approving the contract or transaction, so long as (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Report of the Compensation Committee on Executive Compensation
           The compensation of Del Monte’s executive officers generally is determined by Del Monte’s Compensation Committee which currently consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within Del Monte’s Corporate Governance Guidelines and the Compensation Committee’s Charter, the “non-employee director” standard within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. In developing the executive compensation program of Del Monte, the Compensation Committee has used and continues to use the services of a nationally recognized compensation consulting firm, which provides comparative and other requested information to assist the Compensation Committee.
Compensation Philosophy and Principles
           In connection with establishing executive compensation levels for the 2006 fiscal year, the Compensation Committee sought to apply the following philosophy and principles which are reflected in the Committee’s Charter:

• Del Monte should provide total compensation packages that are competitive and consistent with those provided by (1) major branded food and consumer products companies that are similar in size to Del Monte and require comparable leadership competencies, skills, and experiences, and (2) other organizations that operate in the global and regional markets in which Del Monte competes for talent;

• Base pay should generally be managed to the market median, however, actual incumbent pay may be above or below this standard in order to recognize individual competencies, skills, experience, and sustained performance;

• Annual bonus payments should be targeted at the market median but should also result in variable pay levels that recognize performance at the corporate, business unit and individual levels;

• Long-term incentives should be targeted at above the market median (50th — 75th percentile) with individual awards that recognize such individual’s impact and commitment as well as overall corporate success and the creation of stockholder value;

• The percentage of compensation that is variable or “at risk” should increase with an executive officers’ compensation and grade level; and

• Compensation should align executive officers’ interests with those of stockholders by focusing attention on Del Monte’s long-term stock performance and facilitating and encouraging ownership of Del Monte common stock.
The Compensation Committee believes that establishing a compensation program that adheres to the foregoing philosophies and principles will help Del Monte create and retain a strong executive team that shares a common view of Del Monte’s business and works to create and sustain stockholder value.
           For the 2006 fiscal year, executive officer compensation primarily consisted of base salary, a cash bonus payment under the Annual Incentive Plan, equity incentives, and a cash allowance. The Compensation Committee has reviewed the components of the Chief Executive Officer’s and other named executive officers’ compensation, including salary, bonus, equity compensation, accumulated unrealized stock option and similar gains, perquisites, the earnings and accumulated payout obligations under the Company’s qualified and non-qualified deferred compensation programs, and the actual projected payout obligations under the Company’s qualified and non-qualified executive retirement plans and under several potential severance and change-in-control scenarios. Tally sheets setting forth the above components were prepared and reviewed, affixing dollar amounts under the various payout scenarios.

Base Salary for 2006 Fiscal Year
           It has been and continues to be the Compensation Committee’s practice to evaluate, review and approve any salary increase for an executive officer. It is also the Committee’s practice to review such activities with the Board of Directors.
           The Compensation Committee sought to establish base salaries for executive officers for the 2006 fiscal year at levels consistent with the compensation philosophy described above. The Compensation Committee sought to establish base salaries that, in the judgment of the Committee, were appropriate in view of the responsibilities of each position and competitive to comparable jobs at benchmarked enterprises in light of local market conditions. Individual performance was also considered. Company performance, while taken into consideration in connection with base pay, is more specifically reflected in annual bonus payment determinations.
           In September 2005, with the assistance of its outside compensation consulting firm, the Committee reviewed the base salary of each of the Company’s executive officers, including all of its named executive officers. The Committee determined that base pay was generally below the market median and increased the executive officers’ salaries accordingly.
           The Company (or its wholly-owned subsidiary) has entered into employment agreements with most of its executive officers, including each of the named executive officers for fiscal 2006. In December 2005, the Compensation Committee and the Chief Executive Officer agreed to amend the Chief Executive Officer’s employment agreement so that his termination benefits (in the event he voluntarily terminated his employment with the Company) would not increase in connection with fiscal 2006 or future increases in his salary. Descriptions of the employment agreements for the named executive officers, including the Chief Executive Officer, can be found in “Employment and Other Arrangements — Employment and Other Agreements.”
Annual Incentive Award for 2006 Fiscal Year
           The Annual Incentive Plan provides for cash awards to be determined shortly after the end of the fiscal year. With respect to the Annual Incentive Program for the 2006 fiscal year, the Committee established Company-wide and business unit financial targets as incentives for superior corporate and business unit performance, confirmed individual objectives for each executive officer, and assigned each executive officer a target award. Each target award reflected the percentage of an executive officer’s base salary that would be paid in bonus if that officer received an achievement score of 100% for his or her Company-wide financial targets, business unit financial targets (if applicable) and individual objectives. An executive officer’s achievement score for individual objectives could be affected by unique contributions made by such officer during the year. For executive officers, target awards for fiscal 2006 ranged from 45% to 110% of the officer’s eligible fiscal year earnings. The percentage target award assigned generally increases with an executive officer’s position; consequently, those executive officers at higher grade levels and receiving higher base pay have a greater proportion of their overall compensation “at risk” and dependent upon, as applicable, Company, business unit and personal performance. The relative weight of the financial targets and individual objectives was also determined at the beginning of the fiscal year.
           In the case of the Chief Executive Officer, the Chief Financial Officer and the Executive Vice Presidents (each of whom, like the Chief Financial Officer, reports directly to the Chief Executive Officer), the Committee determined that the award would be based three-fourths on the Company-wide financial performance targets and one-fourth on the individual objectives. For other executive officers, the Committee determined that the award would be based three-fifths on the Company-wide financial targets and two-fifths on individual objectives. Achievement of a target at “target” corresponds to a score of 100%. For all targets, the maximum score was set at 200% and the minimum at 0%; provided that executives who receive individual objective scores below 75% are not eligible for any award payment. Individual objectives varied with the executive officers’ roles within the Company and included goals relating to sales, strategy, innovation, new product initiatives, customer service and investor relations, among others. The primary Company-wide financial target for the executive officers was based on Del

Monte achieving an adjusted earnings per share target. Additionally, in fiscal 2006, an adjusted earnings per share threshold of 85% of the adjusted EPS target had to be met in order for any payments to be made under the Annual Incentive Plan. In other words, if Del Monte’s adjusted EPS had been below 85% of the adjusted EPS target established by the Committee, the performance score associated with the Company-wide financial target would have been zero and, notwithstanding any positive scores associated with business unit or individual objectives, no bonuses would have been paid under the Annual Incentive Plan.
           The Compensation Committee was responsible for determining the payout of awards under the Annual Incentive Program with respect to the 2006 fiscal year. The Compensation Committee determined that the minimum adjusted earnings per share threshold had been met and determined that the achievement of the Company-wide financial targets corresponded to a score of less than 100%. Additionally, the Compensation Committee determined the achievement scores associated with each applicable business unit’s financial targets and each executive officer’s individual objectives. With respect to the 2006 fiscal year, the Compensation Committee approved awards ranging from approximately 49% to approximately 113% of the applicable executive officer’s eligible fiscal year earnings (as compared to targets of 45% to 110%), which awards represented total overall achievement levels of approximately 95% to approximately 119%.
           In accordance with the terms of the Annual Incentive Plan, the Committee is entitled to consider each executive officer’s unique contributions during the year in addition to his pre-established individual objectives in scoring each executive officer’s achievement of individual objectives. Unique contributions are events or accomplishments that are unplanned in nature, generally an unexpected project or opportunity. All plan participants, including the Company’s Chief Executive Officer and other executive officers, received credit in the scoring of their individual objectives for either their contribution to the Company’s divestiture and acquisition projects during fiscal 2006 or for fulfilling additional responsibilities as colleagues devoted significant time and effort to the divesture and acquisition projects. The Committee also considered achievements that contributed to the Company’s earnings per share achievement in light of the significant cost pressures impacting the Company in fiscal 2006.
Long-Term Incentive Compensation for 2006 Fiscal Year
           For the 2006 fiscal year, long-term incentives were primarily addressed through grants of stock options and through awards of performance accelerated restricted stock units (PARs) and performance shares. Each of these forms of equity compensation was granted under the Del Monte Foods Company 2002 Stock Incentive Plan. The Compensation Committee believes that long-term incentives are a key component of the Company’s total compensation approach and that using stock options as well as PARs and performance shares as long-term incentives aligns the interests of the executive officers of Del Monte with the interests of Del Monte stockholders. The Committee believes that the value of such long-term incentives to executive officers increases with Company performance and stockholder returns. The Compensation Committee approves all equity compensation grants for executive officers and establishes the guidelines to be used for equity compensation grants for other management employees.
           In September 2005, the Compensation Committee approved grants of stock options, PARs and performance shares under Del Monte’s 2002 Stock Incentive Plan to the Company’s executive officers. Consistent with prior years’ annual option grants, the options typically vest in equal installments over a four-year period, subject to acceleration or pro rata vesting in certain circumstances as set forth in the executive officer’s employment agreement. The PARs vest in September 2010, subject to earlier vesting if certain targets relating to total shareholder return are met as of the end of fiscal 2008 or fiscal 2009. The performance shares are shares of the Company’s common stock (granted as units) that will vest solely in connection with the attainment, as determined by the Committee, of predetermined financial performance goals during each of fiscal 2008, 2009 and 2010. If the goal for a particular fiscal year is achieved during an earlier fiscal year, the vesting of the shares originally associated with such later year will accelerate accordingly. Any performance shares that do not vest during the applicable fiscal year are forfeited. The Compensation Committee has established a return-on-invested-capital (ROIC) metric as the performance goal associated with these performance shares, believing that such an ROIC measure correlates most closely with evidence of building stockholder value over time. The Committee may, in its sole discretion, adjust this ROIC performance goal to reflect various events.
           In determining the levels of these option, PARs and performance share awards, the Committee considered each executive officer’s level of responsibility and individual performance, impact and potential in addition to long-term incentives available at comparable companies and existing awards. As with the Committee’s review of base pay, the Committee utilized the services of its outside compensation consulting firm in benchmarking such long-term incentives.
Perquisites for 2006 Fiscal Year
           In March 2004, the Compensation Committee reviewed the perquisites provided to executive officers and other members of senior management. In order to reduce administration of perquisites, provide perquisites at levels consistent with current market trends, and consolidate different legacy perquisite programs, the Compensation Committee decided to eliminate in-kind perquisites in large part in favor of cash allowances paid directly to such executive officers or other members of senior management, beginning in the 2005 fiscal year. These cash allowances are not included as eligible compensation for bonus or other purposes.
           For administrative reasons, certain in-kind perquisites intended to be replaced by the cash allowances continued through a portion of fiscal 2006. The cost to the Company of such perquisites, specifically on-site parking, personal automobile insurance and umbrella liability insurance, was deducted from each applicable executive officer’s cash allowance. Other in-kind perquisites and other benefits, such as legal fees and expenses, spousal travel and premiums under the Del Monte Corporation Executive Medical Reimbursement Plan, which covers the Company’s Chief Executive Officer and Chief Financial Officer, are not deducted from the applicable executive officer’s cash allowance.
           The cash allowance program is part of a total compensation package consistent with the Compensation Committee’s overall philosophy that Del Monte should provide total compensation packages that are competitive and consistent with those provided by industry and geographical comparator companies. However, consistent with the Committee’s other compensation philosophies, perquisites (primarily represented by the cash allowance provided in lieu of certain in-kind perquisites) are a significantly smaller component of the Company’s overall compensation approach than base pay, bonuses and long-term incentives. Accordingly, in-kind perquisites and the cash allowance generally do not represent a major portion of an executive officer’s total compensation absent particular circumstances, such as relocation.
Compensation of Chief Executive Officer for 2006 Fiscal Year
           The Compensation Committee meets at least annually to review the performance and compensation of Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer of Del Monte. In connection with the Compensation Committee’s review of Mr. Wolford’s performance and compensation, each non-employee member of the Board of Directors provides input regarding Mr. Wolford’s performance in light of the Company’s performance and Mr. Wolford’s individual achievements. The aggregation of this input is discussed by the non-employee members of the Board of Directors in executive session, following which the Chairs of the Compensation Committee and Corporate Governance Committee provide feedback to Mr. Wolford. Mr. Wolford’s compensation package for fiscal 2006 primarily consisted of a base salary, a cash bonus payment pursuant to the Annual Incentive Plan, option grants to purchase shares of Del Monte common stock, grants of PARs and performance shares and a cash allowance. The Compensation Committee’s outside consultant reviewed all elements of Mr. Wolford’s compensation for fiscal 2006 and found it to be reasonable and not excessive.
           In setting the overall compensation level for the Chief Executive Officer with respect to the 2006 fiscal year, the Compensation Committee sought to apply its compensation philosophy and principles as described above. In September and December 2005, the Compensation Committee, in concert with its outside consultant, reviewed Mr. Wolford’s base pay and determined that his base pay, like the other executive officers’ base pay, was below median. Accordingly, in December 2005 the Committee increased Mr. Wolford’s base pay to $990,000, effective September 1, 2005. The Compensation Committee considered comparative compensation information from other companies in addition to Mr. Wolford’s accomplishments and individual performance. As with the Company’s other executive officers, the Compensation Committee considered Company performance in establishing Mr. Wolford’s base salary, but Company performance is more specifically reflected in the annual bonus payment determination for Mr. Wolford.
           Like the Company’s other executive officers, Mr. Wolford participates in the Company’s Annual Incentive Plan. His award under the Plan for the 2006 fiscal year was $1,100,000, representing approximately 113% of Mr. Wolford’s eligible fiscal year earnings (as compared to a target award of 110%) and an overall achievement level of approximately 102%. As noted above, Mr. Wolford’s bonus amount was based three-fourths on the achievement of the Company-wide financial objective and one-fourth on the achievement of the individual objectives, with each established individual objective having relatively comparable weight to the others. Mr. Wolford’s individual objectives for the 2006 fiscal year included targets and objectives relating to strategy, innovation and new products, investor relations, organizational effectiveness, and costs. The Committee also considered unique contributions made during the year by Mr. Wolford in determining his individual objectives score, particularly as described above in connection with the Company’s divestiture and acquisition activities during fiscal 2006. The Committee determined that Mr. Wolford’s achievement of individual objectives, including unique contributions, corresponded to a score of greater than 100%. Overall, Mr. Wolford’s bonus was slightly greater than his target award, reflecting the combination of the below-target achievement of the Company-wide financial target and Mr. Wolford’s above-target achievement of individual objectives, including unique contributions. With a target award percentage set at 110%, and as the executive officer with the highest base pay, Mr. Wolford was the executive officer with the greatest proportion of his overall compensation “at risk” and dependent upon Company performance in fiscal 2006.
           In September 2005, the Compensation Committee granted Mr. Wolford an option with respect to 631,300 shares of Del Monte common stock at an exercise price of $10.24 per share. The option vests in equal annual installments over four years, subject to acceleration or pro rata vesting as provided under Mr. Wolford’s employment agreement. Additionally, in September 2005, Mr. Wolford received 90,900 PARs and 151,500 performance shares. The terms of the PARs and performance shares are as described above for executive officers generally.
           5,012 performance shares were awarded to Mr. Wolford in June 2005. Although awarded in fiscal 2006, such performance share award reflected the final portion of the Compensation Committee’s strategy regarding Mr. Wolford’s compensation for fiscal 2005.
           Mr. Wolford was also entitled to receive a cash allowance of $42,000, pursuant to the perquisite cash allowance program approved by the Compensation Committee in March 2004. The allowance was reduced to reflect the cost of certain in-kind perquisites received by Mr. Wolford during fiscal 2006, specifically on-site parking, personal automobile insurance and umbrella liability insurance. Other in-kind perquisites and other benefits received by Mr. Wolford in fiscal 2006 did not reduce his cash allowance. The cost to the Company of such items did not exceed $20,000.
           Detailed disclosure of Mr. Wolford’s compensation for fiscal 2006 is contained in “Compensation of Executive Officers — Summary Compensation Table” and a description of Mr. Wolford’s employment agreement, including as amended in fiscal 2006, is contained in “Employment and Other Arrangements — Employment and Other Agreements.”
Tax Treatment of Executive Compensation
           The Company’s ability to deduct compensation it pays to its Chief Executive Officer and each of Del Monte’s four other most highly compensated executive officers (together, the Covered Employees) is generally limited, under Section 162(m) of the Internal Revenue Code, to $1 million annually. However, compensation above $1 million may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” The Annual Incentive Plan was approved by stockholders in September 2003 and awards under the Plan generally satisfy the requirements to be classified as “performance-based” compensation. The Plan, as approved by stockholders, provides the Committee with the authority to establish individual objectives that do not meet the requirements to be classified as performance based. Additionally, as noted above, the Plan permits the Committee to consider unique contributions, which by their nature do not qualify as performance based for purposes of Section 162(m). Accordingly, for fiscal 2006, the portion of the Annual Incentive Plan bonus payment relating to individual objectives generally does not qualify as performance-based compensation in light of the individual objectives established and the manner in which unique contributions could impact the individual objectives achievement score. All or a portion of Annual Incentive Plan awards may be deferred by an executive pursuant to the Company’s AIP Deferred Compensation Plan. Because the shares underlying the deferred stock units issued in connection with such deferrals are not issued until the executive is no longer a Covered Employee, the impact of Section 162(m) is limited with respect to such deferred compensation. In September 2005, the stockholders approved amendments to the Company’s 2002 Stock Incentive Plan. Stock options and certain other awards, such as the performance shares granted in fiscal 2006, under the Stock Incentive Plan generally qualify as performance-based compensation. The PARs generally do not qualify as performance-based compensation.
           The Committee’s policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction relating to such compensation. Accordingly, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if the Committee believes that they are in the Company’s best interests.

The Compensation Committee

Samuel H. Armacost, Chairman
Terence D. Martin
David R. Williams (alternate member)
The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Report of the Audit Committee
           The primary role of the Audit Committee, as more fully described in its Charter, is to assist the Board of Directors in its oversight of Del Monte’s corporate accounting and financial reporting process and to interact directly with and evaluate the performance of Del Monte’s independent auditors.
           In the performance of its oversight function, the Audit Committee has reviewed Del Monte’s audited financial statements for the fiscal year ended April 30, 2006 and has met with both management and Del Monte’s independent auditors, KPMG LLP, to discuss those financial statements. The Audit Committee has discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent auditors to the Audit Committee, including, as set forth in Statements of Auditing Standards No. 61, as amended, KPMG LLP’s judgments as to the quality, not just the acceptability, of Del Monte’s accounting principles. In addition, the Audit Committee has reviewed and discussed with both management and KPMG LLP 1) management’s assessment of the effectiveness of Del Monte’s internal control over financial reporting, as well as 2) KPMG LLP’s evaluation of the effectiveness of Del Monte’s internal control over financial reporting.
           The Audit Committee discussed with Del Monte’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met separately with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of Del Monte’s internal controls and the overall quality of Del Monte’s financial reporting.
           The Audit Committee has received from KPMG LLP the required written disclosures and letter regarding its independence from Del Monte, as set forth by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP its independence. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence.
           Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements of Del Monte for the fiscal year ended April 30, 2006 be included in Del Monte’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission.
           It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Del Monte’s financial statements are complete and accurate, prepared in accordance with United States generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Del Monte; that is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with United States generally accepted accounting principles and (ii) the report of the Company’s independent auditors, an independent registered public accounting firm, with respect to such financial statements.

The Audit Committee

Terence D. Martin, Chairman
Timothy G. Bruer
David R. Williams
The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Performance Measurement Comparison
           This Section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
           Set forth below is a line graph comparing the cumulative total return on Del Monte Foods Company common stock (listed on the New York Stock Exchange under the symbol “DLM”) with the cumulative total return of the Standard & Poor’s 500 and the Standard & Poor’s MidCap Food, Beverage & Tobacco indexes, for the period commencing June 30, 2001 (the last trading day prior to the commencement of Del Monte’s fifth preceding fiscal year) and ending on April 28, 2006 (the last business day of the most recently completed fiscal year). The graph is based on the assumption that $100 was invested on June 30, 2001 in Del Monte’s common stock and in each index, and that all dividends were reinvested.
Stock Performance Graph

Householding of Proxy Materials
           The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
           This year, a number of brokers with account holders who are Del Monte stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or (3) contact our Investor Relations department at (415) 247-3382. Del Monte will promptly deliver, upon request to the Del Monte address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Other Matters
           The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James Potter
General Counsel and Secretary
August 9, 2006
           A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 is available without charge upon written request to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

DEL MONTE FOODS COMPANY
PROXY/VOTING INSTRUCTIONS CARD
This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company, for the Annual Meeting of Stockholders to be held on September 21, 2006.
     The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James Potter and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 21, 2006 and at any adjournment or postponement thereof, as indicated on the reverse side.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.
(Continued and to be signed on the reverse side.)

Address Change. (Please mark box on reverse side and provide new address below.)

To include any comments, please mark this box.	☐

If you are planning to ATTEND THE MEETING, please mark this box.	☐

DEL MONTE FOODS COMPANY
P.O. BOX 11054
NEW YORK, N.Y. 10203-0054

▼ DETACH PROXY CARD HERE ▼
☐

Please mark, sign, date and return
the Proxy Card promptly using the	☒
enclosed envelope.	Votes must be indicated (x) in
Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees in proposal 1 and “FOR” proposal 2.
1.	To elect three Class III Directors to hold office for a three-year term.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees: Samuel H. Armacost, Terence D. Martin and Richard G. Wolford
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditors for its fiscal year ending April 29, 2007.	☐	☐	☐

To change your address, please mark this box and provide new address on reverse side.		☐

S C A N   L I N E

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before such Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.
Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date	Share Owner sign here	Co-Owner sign here